UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

VERTRUE INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Vertrue Incorporated
20 Glover Avenue
Norwalk, Connecticut 06850

SUPPLEMENT TO PROXY STATEMENT
Amendment to Agreement and Plan of Merger — Your Vote is Very Important

July 31, 2007

Dear Fellow Stockholder:

On or about June 13, 2007, we mailed to you a definitive proxy statement dated June 12, 2007 (the “Definitive Proxy”) relating to a special meeting of stockholders (the “Special Meeting”) of Vertrue Incorporated, a Delaware corporation (“Vertrue,” “we” or the “Company”), scheduled for July 12, 2007 to consider a proposal to adopt the Agreement and Plan of Merger, dated as of March 22, 2007 (the “Merger Agreement”), by and among the Company, Velo Holdings Inc., a Delaware corporation (“Parent”), and Velo Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent is owned and/or backed by the equity commitment of an investor group consisting of One Equity Partners, Rho Ventures and Brencourt Credit Opportunities Master, Ltd. and Brencourt BD, LLC (collectively, “Brencourt Equity”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into Vertrue, with Vertrue continuing as the surviving corporation (the “Merger”).

At the Special Meeting on July 12, 2007, the stockholders voted to adjourn the meeting until July 31, 2007 to permit the solicitation of additional proxies to adopt the Merger Agreement. The Special Meeting will be reconvened on Tuesday, July 31, 2007, at 9:30 a.m., Eastern Time, at the Stamford Marriott Hotel & Spa, 243 Tresser Boulevard, Stamford, Connecticut; however, we expect to convene the Special Meeting for the sole purpose of adjourning the Special Meeting to August 15, 2007 in order to permit the solicitation of additional proxies and to provide stockholders with additional time to consider the changes to the Merger effectuated by the Amendment (as defined below), including the Revised Merger Consideration (as defined below), and to review the enclosed proxy supplement. The further adjourned Special Meeting will be held on Wednesday, August 15, 2007, at 9:30 a.m., Eastern Time, at the Stamford Marriott Hotel & Spa, 243 Tresser Boulevard, Stamford, Connecticut.

As you may know, on July 18, 2007, the parties to the Merger Agreement amended the Merger Agreement to increase the consideration payable to Vertrue stockholders to $50.00 per share in cash, without interest, from $48.50 per share in cash, without interest. If the Merger is completed, you will be entitled to receive $50.00 in cash (less any applicable withholding taxes), without interest, for each share of Vertrue common stock, par value $0.01 per share (the “Common Stock”), that you own (the “Revised Merger Consideration”). In connection with the amendment to the Merger Agreement, on July 18, 2007, Parent entered into an agreement with Brencourt Advisors, LLC (“Brencourt Advisors”), pursuant to which Brencourt Advisors (i) agreed, on its behalf and on behalf of its managed accounts and funds, to vote in favor of the adoption of the amended Merger Agreement and the approval of the Merger and against any action adverse to the Merger, and (ii) was granted an option to acquire, for itself and/or one or more of its managed accounts, an interest in equity securities of Parent in an amount of not less than $10 million and not more than $25 million. On July 26, 2007, Brencourt Advisors gave irrevocable notice to Parent that it was exercising this option, on behalf of Brencourt Equity, to invest in equity securities of Parent in an amount of $25 million. As of the date hereof, Brencourt Advisors owned approximately 27.9% of the Common Stock.

Our board of directors (the “Board of Directors”), after careful consideration and following receipt of the unanimous recommendation of the Special Committee of the Board of Directors (the “Special Committee”) consisting of five independent and disinterested directors, has unanimously determined that the Merger is advisable and that the terms of the Merger are fair to and in the best interests of Vertrue and its stockholders (other than the

Chief Executive Officer of Vertrue, Gary A. Johnson, and any other members of senior management of Vertrue who elect to invest in equity securities of Parent in connection with the Merger), and approved the amended Merger Agreement and the transactions contemplated thereby, including the Merger. FTN Midwest Securities Corp., financial advisor to the Special Committee, has delivered a fairness opinion to the effect that, as of July 18, 2007, and based upon and subject to the factors, qualifications, limitations and assumptions set forth therein, the Revised Merger Consideration to be received by the holders of shares of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares) pursuant to the amended Merger Agreement was fair, from a financial point of view, to such holders. Jefferies Broadview, a division of Jefferies & Company, Inc., financial advisor to the Board of Directors, has also delivered a fairness opinion to the effect that, as of July 18, 2007, and based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, the Revised Merger Consideration to be received by holders of shares of the Common Stock pursuant to the amended Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

Attached to this letter is a supplement to the Definitive Proxy containing additional and updated information about Vertrue and the amended Merger Agreement. Please read the proxy supplement carefully and in its entirety together with the Definitive Proxy (which was previously mailed to you). We also encourage you, if you have not done so already, to review carefully the Definitive Proxy that was previously mailed to you.

The record date for the adjourned Special Meeting has not changed and will not change when the meeting is adjourned on July 31, 2007 to August 15, 2007. The record date will remain June 7, 2007. This means that only holders of record of the Common Stock at the close of business on June 7, 2007 are entitled to vote at the Special Meeting.

Your vote is very important. We cannot complete the Merger unless holders of a majority of all outstanding shares of the Common Stock entitled to vote on the matter vote to adopt the amended Merger Agreement. Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the amended Merger Agreement. The failure of any stockholder to vote on the proposal to adopt the amended Merger Agreement will have the same effect as a vote against the adoption of the amended Merger Agreement.

For your convenience, we have enclosed revised proxy cards with the proxy supplement. If you have already delivered a properly executed proxy card regarding the Merger proposal, you do not need to do anything unless you wish to change your vote. If you have not previously submitted a proxy or if you wish to revoke or change your prior voting instruction, please submit a proxy by telephone or over the Internet, or complete, date, sign and return your proxy card as soon as possible. If you are a registered holder and have already submitted a properly executed proxy card, you can also attend the adjourned meeting and vote in person to change your vote. If your shares are held in “street name” by your bank, brokerage firm or other nominee, and if you have already provided instructions to your nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your nominee.

If you have additional questions about the Merger after reading the proxy supplement, please contact our proxy solicitor, Georgeson Inc., by telephone at (212) 440-9800 (for banks and brokers) and (866) 577-4994 (for all others).

Our Board of Directors and management appreciate your continuing support of Vertrue, and we urge you to support the Merger.

Sincerely,

Robert Kamerschen	Gary A. Johnson
Chairman of the Special Committee	President, Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This supplement and the form of proxy are dated July 31, 2007, and are first being mailed to stockholders on or about July 31, 2007.

INTRODUCTION

This supplement (this “Proxy Supplement”) is being sent to you because we have amended our Agreement and Plan of Merger, dated as of March 22, 2007 (the “Merger Agreement”), with Velo Holdings Inc. (“Parent”) and Velo Acquisition Inc., a wholly owned subsidiary of Parent (“Merger Sub”), by entering into the Amendment to the Agreement and Plan of Merger, dated as of July 18, 2007 (the “Amendment”) with Parent and Merger Sub (the Merger Agreement, as amended, the “Amended Merger Agreement”), the terms of which, among other things, increase the consideration payable to the stockholders of Vertrue Incorporated to $50.00 per share in cash, without interest, from $48.50 per share in cash, without interest, and our stockholders are being asked to adopt the Amended Merger Agreement. We are providing this Proxy Supplement in connection with the solicitation of proxies by the board of directors of Vertrue Incorporated (the “Board of Directors”) for use at a special meeting of our stockholders (the “Special Meeting”). This Proxy Supplement provides information about the amended transaction and updates our definitive proxy statement, which was filed on June 12, 2007 with the Securities and Exchange Commission (the “SEC”) (the “Definitive Proxy”). The information provided in our Definitive Proxy previously mailed to our stockholders on or about June 13, 2007 continues to apply, except as described in this Proxy Supplement. To the extent information in this Proxy Supplement differs from, updates or conflicts with information contained in the Definitive Proxy, the information contained in this Proxy Supplement is the more current information. If you need another copy of the Definitive Proxy or this Proxy Supplement, you may obtain it free of charge from the Company by directing such request to, the General Counsel, Vertrue Incorporated, 20 Glover Avenue, Norwalk, Connecticut 06850; or by telephone at (203) 324-7635. The Definitive Proxy is also available from the SEC’s website at http://www.sec.gov. See “Where You Can Find More Information” beginning on page S-49 of this Proxy Supplement.

Throughout this Proxy Supplement, we refer to Vertrue Incorporated and its subsidiaries as “Vertrue,” the “Company,” “we,” “our” or “us,” unless otherwise indicated by context.

UPDATE TO THE SUMMARY TERM SHEET

This Update to the Summary Term Sheet, together with the “Update to Questions and Answers About the Special Meeting and the Merger,” summarizes the material information in the Proxy Supplement. You should carefully read this entire Proxy Supplement, the Definitive Proxy and the other documents to which this Proxy Supplement and the Definitive Proxy refer you for a more complete understanding of the matters being considered at the Special Meeting. In addition, this Proxy Supplement incorporates by reference important business and financial information about Vertrue. You may obtain the information incorporated by reference into this Proxy Supplement without charge by following the instructions in “Where You Can Find More Information” beginning on page S-49.

The Merger and the Merger Agreement Amendment

•	Merger Agreement Amendment (see page S-12).

•	On July 18, 2007, we, together with Parent and Merger Sub, amended the Merger Agreement to increase the consideration payable to Vertrue stockholders to $50.00 per share in cash, without interest (the “Revised Merger Consideration”), from $48.50 per share in cash, without interest. If the merger of Merger Sub with and into Vertrue with Vertrue as the surviving corporation (the “Surviving Corporation”) as contemplated by the Amended Merger Agreement (the “Merger”) is completed, you will be entitled to receive $50.00 in cash, without interest, less any applicable withholding taxes, for each share of Vertrue’s common stock, par value $0.01 per share (the “Common Stock”) that you own. See “Summary of Amendment to the Merger Agreement” beginning on page S-12.

•	Parent (see page S-12). Velo Holdings Inc., a Delaware corporation, was formed solely for the purpose of effecting the Merger and the transactions related to the Merger. Parent has not engaged in any business except in furtherance of this purpose. Parent is owned and/or backed by the equity commitments of an investor group consisting of One Equity Partners II, L.P. (“OEP”), Rho Ventures V, L.P. (“Rho Ventures V”), Rho Ventures V, Affiliates, L.L.C. (together with Rho Ventures V, “Rho Ventures”) and Brencourt Credit Opportunities Master, Ltd. and Brencourt BD, LLC (collectively, “Brencourt Equity”). OEP and Rho Ventures are collectively referred to in this Proxy Supplement as the “Sponsors”. Oak Investment Partners XII, L.P. (“Oak”), which was originally part of the investor group formed to acquire Vertrue, has determined not to participate in the Merger at the Revised Merger Consideration. Accordingly, the term “Sponsor” when used throughout the Definitive Proxy shall not include Oak. For more information on the Sponsors and Brencourt Equity, see Annex D.

•	Amendment to the Rollover and Voting Agreement Between Gary A. Johnson, Chief Executive Officer of Vertrue, and Parent (see page S-42). On July 18, 2007, Gary A. Johnson, Vertrue’s Chief Executive Officer (“CEO”), and Parent entered into an amendment to the rollover and voting agreement, dated as of March 22, 2007, between Gary A. Johnson and Parent to reflect the increase of the merger consideration from $48.50 per share in cash to $50.00 per share in cash as contemplated by the Amended Merger Agreement. Pursuant to the rollover and voting agreement, as amended, Gary A. Johnson agreed to vote in favor of the adoption of the Amended Merger Agreement and the approval of the Merger and against any action adverse to the Merger. As of the date of this Proxy Supplement, Gary A. Johnson beneficially owned approximately 11.5% of the outstanding shares of the Common Stock. The rollover and voting agreement will terminate automatically upon termination of the Amended Merger Agreement.

•	Voting Agreement Between Brencourt Advisors, LLC and Parent (see page S-42). On July 18, 2007, Brencourt Advisors, LLC (“Brencourt Advisors”) and Parent entered into an agreement (the “Brencourt Voting Agreement”) pursuant to which:

•	Brencourt Advisors was granted an option (the “Brencourt Option”) to acquire, for itself and/or one or more of its managed accounts, an interest in equity securities of Parent in an amount of not less than $10 million and not more than $25 million. On July 26, 2007, Brencourt Advisors gave irrevocable notice to Parent that it was exercising, on behalf of Brencourt Equity, the Brencourt Option to invest in equity securities of Parent in an amount of $25 million;

•	Brencourt Advisors agreed that it will vote or execute consents in respect of each share of the Common Stock with respect to which it has voting power: (i) in favor of the adoption of the Amended Merger Agreement, the Merger and the other transactions contemplated thereby, (ii) at Parent’s direction, in favor of any further adjournments of the Special Meeting and (iii) against any action that would or is designed to delay, prevent or frustrate the Merger and the other transactions contemplated by the Amended Merger Agreement. As of the date of this Proxy Supplement, Brencourt Advisors owned approximately 27.9% of the outstanding shares of the Common Stock. As of the date of this Proxy Supplement, Brencourt Advisors and Gary A. Johnson owned an aggregate of approximately 34.4% of the outstanding shares of the Common Stock; and

•	The Brencourt Voting Agreement will terminate upon the first to occur of (i) the termination of the Amended Merger Agreement in accordance with its terms or (ii) the effective time of the Merger.

•	Rights Agreement and Its Amendment. On July 3, 2007, the Board of Directors declared a dividend of one right (a “Right”), payable in accordance with the terms of the Stockholder Protection Rights Agreement, dated as of July 3, 2007 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent, for each outstanding share of the Common Stock held of record at the close of business on July 16, 2007, and the Board of Directors authorized the issuance of one right for each share of Common Stock issued thereafter and prior to the separation time (as defined in the Rights Agreement) and thereafter pursuant to options and convertible securities outstanding at the separation time. Each Right entitles its registered holder to purchase from the Company, after the separation time, one one-hundredth of a share of the Company’s Participating Preferred Stock, no par value, for $240.00, subject to adjustment. On July 18, 2007, Vertrue entered into an amendment to the Rights Agreement to exempt the transaction contemplated by the Brencourt Voting Agreement.

•	Other Management Investors (see page S-41). Several other members of our management team have been provided an opportunity to purchase equity securities in Parent in connection with the consummation of the Merger. As of the date of this Proxy Supplement, although no definitive agreements have been reached, several members of our management team are expected to invest in Parent; however, the equity investment by each management investor, excluding Gary A. Johnson, is currently expected to represent an immaterial amount of the voting stock of Parent; and the equity investment of Gary A. Johnson in Parent, inclusive of his expected interest in restricted equity under Parent’s equity incentive plan, is expected to represent approximately 13.2% of the outstanding voting stock of Parent as of the closing of the Merger. As of the date of this Proxy Supplement, our senior management (including Gary A. Johnson’s 11.5% beneficial interest) beneficially owns approximately 18.4% of the outstanding shares of the Common Stock.

•	Treatment of Outstanding Options and Restricted Stock. Upon consummation of the Merger, each outstanding option to purchase shares of the Common Stock, vested or unvested, will be cancelled and will only entitle the holder of such option to receive a cash payment equal to the total number of shares of the Common Stock subject to such option multiplied by the amount (if any) by which $50.00 exceeds the option exercise price, without interest and less any applicable withholding taxes. Additionally, each outstanding share of restricted stock of Vertrue will be cancelled and will only entitle the holder of such restricted stock to receive a cash payment of $50.00, without interest and less any applicable withholding taxes.

The Special Meeting

See “Update to Questions and Answers About the Special Meeting and the Merger” beginning on page S-7 and “Update to the Special Meeting” beginning on page S-13.

Other Important Considerations

•	The Special Committee and its Recommendation. The Special Committee is a committee of our Board of Directors that was formed on December 15, 2006 for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of Vertrue. The Special Committee is comprised of five independent and disinterested directors. The members of the Special Committee are Messrs. Joseph E. Heid, Robert Kamerschen (Chairman), Michael T. McClorey, Edward M. Stern and Marc S. Tesler. The Special Committee unanimously determined that the Amended Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of our stockholders (other than Parent, Merger Sub, their respective affiliates, our CEO Gary A. Johnson and any other members of our senior management who invest in Parent in connection with the Merger, such stockholders being referred to in this Proxy Supplement collectively as the “unaffiliated stockholders”) and recommended to our Board of Directors that the Amended Merger Agreement and the transactions contemplated thereby, including the Merger, be approved and declared advisable by our Board of Directors, and that our Board of Directors recommend adoption by our stockholders of the Amended Merger Agreement.

•	Our Board of Directors’ Recommendation. Our Board of Directors, following receipt of the unanimous recommendation of the Special Committee, unanimously recommends that our stockholders vote “FOR” the adoption of the Amended Merger Agreement.

For a discussion of the material factors considered by our Board of Directors and the Special Committee in reaching their conclusions and the reasons why our Board of Directors and the Special Committee determined that the Merger is fair, see “Update to Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page S-17.

•	Share Ownership of Directors and Executive Officers. As of June 7, 2007, the record date, our directors and executive officers (other than our CEO, Gary A. Johnson) held and are entitled to vote, in the aggregate, shares of the Common Stock representing approximately 1.7% of the outstanding shares of the Common Stock entitled to vote. Our directors and executive officers are expected to vote all of their shares of the Common Stock “FOR” the adoption of the Amended Merger Agreement and “FOR” the adjournment proposal, if necessary. In addition, our CEO Gary A. Johnson, holding approximately 6.5% of the outstanding shares of the Common Stock entitled to vote as of the record date, has entered into an agreement with Parent to vote his shares “FOR” the adoption of the Amended Merger Agreement. See “Update to Important Information About Vertrue — Security Ownership of Certain Beneficial Owners and Management” beginning on page S-45.

•	Interests of Our Directors and Executive Officers in the Merger (see page S-39). In considering the recommendations of the Board of Directors, Vertrue’s stockholders should be aware that certain of Vertrue’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Vertrue’s stockholders generally. The following information updates certain information presented in “Special Factors — Interests of Vertrue’s Directors and Executive Officers in the Merger” beginning on page 55 of the Definitive Proxy.

•	Vertrue’s executive officers and directors will be entitled to receive the excess, if any, of $50.00 over the applicable per share exercise price for each stock option held by them, whether or not vested or exercisable, less any applicable withholding tax.

•	Vertrue’s executive officers and directors will be entitled to receive $50.00 per share in cash for each share of restricted stock held by them.

•	Our CEO, Gary A. Johnson, has agreed to contribute up to $20 million of his shares of the Common Stock (valued at $50.00 per share) to Parent in exchange for equity securities of Parent.

•	Several other members of Vertrue’s management team have been provided an opportunity to invest in Parent by purchasing equity securities of Parent in connection with the consummation of the Merger. As of the date of this Proxy Supplement, although no definitive agreements have been reached, several members of the management team are expected to invest in Parent; however, the equity investment by each management investor, excluding Gary A. Johnson, is currently expected to represent an immaterial amount of the voting stock of Parent.

•	Opinions of FTN Midwest Securities and Jefferies Broadview.

•	Opinion of FTN Midwest Securities (see page S-19). FTN Midwest Securities Corp. (“FTN”) has delivered its opinion to the Special Committee that, as of July 18, 2007 and based upon and subject to the factors, qualifications, limitations and assumptions set forth therein, the Revised Merger Consideration to be received by the holders of shares of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares) pursuant to the Amended Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of FTN, dated July 18, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with FTN’s opinion, is attached as Annex B and incorporated by reference into this Proxy Supplement. FTN provided its opinion for the information and assistance of the Special Committee, in connection with its consideration of the Merger. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at the opinion. The opinion of FTN is not a recommendation as to how any holder of shares of the Common Stock should vote or act with respect to the Merger. FTN received a fee for rendering the opinion.

•	Opinion of Jefferies Broadview (see page S-28). Jefferies Broadview, a division of Jefferies & Company, Inc., has delivered its opinion to the Board of Directors that, as of July 18, 2007, based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, the Revised Merger Consideration to be received by the holders of shares of the Common Stock pursuant to the Amended Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates). The full text of the written opinion of Jefferies Broadview, dated July 18, 2007, is attached to this Proxy Supplement as Annex C and incorporated into this Proxy Supplement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at the opinion. The opinion of Jefferies Broadview is not a recommendation as to how any holder of shares of the Common Stock should vote or act with respect to the Merger. Jefferies Broadview received a fee for rendering the opinion.

•	Sources of Financing (see page S-39). The Amended Merger Agreement does not contain any condition relating to the receipt of financing by Parent or Merger Sub. Vertrue and Parent estimate that the total amount of funds required to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, is approximately $850 million. This amount is expected to be funded through a combination of equity and debt financing.

•	Equity Financing. Parent has received equity commitments with respect to an aggregate of up to $200 million, consisting of up to $185 million from OEP and up to $15 million from Rho Ventures. In addition, Gary A. Johnson has agreed to contribute up to $20 million of his shares of the Common Stock (valued at $50.00 per share) to Parent in exchange for equity securities of Parent. On July 26, 2007, Brencourt Advisors, on behalf of Brencourt Equity, gave irrevocable notice to Parent that it was exercising the Brencourt Option to invest in equity securities of Parent in an amount of $25 million, which amount will reduce the amount being invested by OEP by $25 million.

•	Debt Financing. The debt financing remains the same as that described in the Definitive Proxy (see “Special Factors — Financing of the Merger — Debt Financing” beginning on page 52 of the Definitive Proxy).

•	Position of Gary A. Johnson as to Fairness (see page S-35). To comply with the requirements of Rule 13e-3, our Board of Directors and Gary A. Johnson make certain disclosure herein as to their belief as to the fairness of the Merger to our unaffiliated stockholders.

•	Position of Parent, Merger Sub and the Sponsors as to Fairness (see page S-35). Parent, Merger Sub and the Sponsors make certain disclosure herein as to their belief as to the fairness of the Merger to our unaffiliated stockholders.

•	Position of the Brencourt Parties as to Fairness (see page S-36). Brencourt Equity and Brencourt Advisors (collectively, the “Brencourt Parties”) make certain disclosure herein as to their belief as to the fairness of the Merger to our unaffiliated stockholders.

•	Special Committee and Board of Directors Recommendation (see pages S-17 and S-18). Each of the Special Committee and our Board of Directors has unanimously determined that the Amended Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of our unaffiliated stockholders. In evaluating the Merger, the Special Committee retained and consulted with its independent legal and financial advisors, reviewed a significant amount of information and considered a number of factors and procedural safeguards set forth below in “Update to Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page S-17. Based upon the foregoing, and consistent with its general recommendation to stockholders, the Special Committee and our Board of Directors believe that the Amended Merger Agreement and the Merger are substantively and procedurally fair to our unaffiliated stockholders.

•	Market Price of the Common Stock (see page S-43). The closing sale price of the Common Stock on the NASDAQ Global Market (the “NASDAQ”) on January 23, 2007, the last trading day prior to (i) press reports of rumors regarding a potential acquisition of Vertrue, and (ii) the Company’s press release announcing its second quarter earnings, which met or exceeded the previously announced guidance by Vertrue’s management in most respects, was $40.12 per share. The $50.00 share to be paid for each share of the Common Stock in the Merger represents a premium of approximately 24.6% to the closing price on January 23, 2007.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Amended Merger Agreement, and the Special Meeting. These questions and answers do not address all questions that may be important to you as our stockholder. Please refer to the “Update to the Summary Term Sheet” and the more detailed information contained elsewhere in this Proxy Supplement, the annexes to this Proxy Supplement and the documents referred to or incorporated by reference in this Proxy Supplement, together with the Definitive Proxy, which you should read carefully.

Q.	Why are you sending me this Proxy Supplement?

A.	We are sending you this Proxy Supplement because on July 18, 2007, Vertrue, Parent and Merger Sub entered into an amendment to the Merger Agreement. This Proxy Supplement provides information on the amended transaction and updates the Definitive Proxy.

Q.	What is the effect of the July 18, 2007 amendment to the Merger Agreement?

A.	The Amendment has the effect of increasing the merger consideration to be paid to the Company’s stockholders for their shares to $50.00 per share in cash, without interest, from $48.50 per share in cash, without interest. The terms of the Amendment are described beginning on page S-12 of this Proxy Supplement under the heading “Summary of Amendment to the Merger Agreement.”

Q.	How is the increase to the merger consideration being financed?

A.	The increase in the merger consideration is being funded through an increase in the equity financing arranged by Parent. In connection with the amendment to the Merger Agreement, Parent received amended equity commitment letters, dated as of July 18, 2007, from each of OEP and Rho Ventures, pursuant to which OEP has committed to purchase up to $185 million of equity securities of Parent for cash, and Rho Ventures has committed to purchase up to $15 million of equity securities of Parent for cash. In addition, on July 26, 2007, Brencourt Advisors, on behalf of Brencourt Equity, gave irrevocable notice to Parent that it was exercising the Brencourt Option to invest in equity securities of Parent in an amount of $25 million, which amount will reduce the amount being invested by OEP by $25 million.

Q.	When do you expect to complete the Merger?

A.	The Merger will be completed after all of the conditions to completion of the Merger are satisfied or waived, including adoption of the Amended Merger Agreement by our stockholders. We are working toward completing the Merger as quickly as possible, and we currently anticipate that it will be completed in the third calendar quarter of 2007, although we cannot assure completion by any particular date, if at all. We will issue a press release and send you a letter of transmittal for your stock certificates once the Merger has been completed.

Q.	When and where is the Special Meeting?

A.	The Special Meeting, which was first convened on July 12, 2007, has been adjourned to Tuesday, July 31, 2007 at 9:30 a.m., Eastern Time, at the Stamford Marriott Hotel & Spa, 243 Tresser Boulevard, Stamford, Connecticut; however, we expect to reconvene the Special Meeting on July 31, 2007 for the sole purpose of adjourning it in order to permit the solicitation of additional proxies and to provide stockholders with additional time to consider the changes to the Merger effectuated by the Amendment, including the Revised Merger Consideration, and to review this Proxy Supplement. We expect to reconvene the Special Meeting on Wednesday, August 15, 2007, at 9:30 a.m., Eastern Time, at the Stamford Marriott Hotel & Spa, 243 Tresser Boulevard, Stamford, Connecticut.

Q.	What matters will be considered and voted on at the Special Meeting?

A.	You will be asked to consider and vote on the following proposals:

•	to adopt the Amended Merger Agreement;

•	to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Amended Merger Agreement; and

•	to act upon other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Q.	How does the Vertrue Board of Directors recommend that I vote on the proposal?

A.	Our Board of Directors, acting on the unanimous recommendation of the Special Committee, unanimously recommends that you vote “FOR” the proposal to adopt the Amended Merger Agreement and approve the Merger and “FOR” the proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to adopt the Amended Merger Agreement and approve the Merger. We expect to reconvene the Special Meeting on July 31, 2007 for the sole purpose of holding a vote to adjourn it until August 15, 2007 in order to permit the solicitation of additional proxies and to provide stockholders with additional time to consider the changes to the Merger effectuated by the Amendment, including the Revised Merger Consideration, and to review this Proxy Supplement.

Q.	Did the Vertrue Board of Directors receive fairness opinions from its financial advisors?

A.	Yes. On July 18, 2007, FTN, financial advisor to the Special Committee, delivered an opinion to the Special Committee, and Jefferies Broadview, financial advisor to the Board of Directors, delivered an opinion to the Board of Directors, that, as of July 18, 2007 and based upon and subject to the factors and assumptions set forth therein, $50.00 per share in cash, without interest, to be received by the holders of shares of the Common Stock pursuant to the Amended Merger Agreement was fair from a financial point of view to such holders.

Q.	What do I need to do now?

A.	Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this Proxy Supplement, please vote your shares by:

•	if you hold your shares in your own name as the stockholder of record: (1) completing, signing, dating and returning the enclosed proxy card; (2) using the telephone number printed on your proxy card; or (3) using the Internet voting instructions printed on your proxy card. You can also attend the Special Meeting and vote in person; and

•	if you hold your shares in “street name” through a broker, bank or other nominee, following the voting instructions you received from your broker, bank or other nominee with this Proxy Supplement.

DO NOT ENCLOSE OR RETURN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY.

Q:	How do I vote?

A.	You may vote as described above. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Amended Merger Agreement and “FOR” the adjournment proposal.

Q.	Who will count the votes?

A.	A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and act as an inspector of election. Questions concerning stock certificate or other matters pertaining to your shares may be directed to American Stock Transfer & Trust Company, Shareholder Relations Group at (800) 937-5449.

Q.	What should I do if I have already voted?

A.	If you have already provided instructions on the merger proposal using a properly executed instruction card, you will be considered to have voted on the Amended Merger Agreement as well, and you do not need to do anything unless you wish to change your vote.

If you have already provided instructions on the merger proposal using a properly executed instruction card but wish to change your vote, simply fill out the instruction card included with this Proxy Supplement and return it in the accompanying prepaid envelope. Your shares will be voted in accordance with your duly executed instructions received by Broadridge by 11:59 p.m., Eastern Time, on August 14, 2007.

You may also revoke previously given voting instructions at any time before the vote is taken at the Special Meeting as follows:

•	if you hold your shares in your name as a stockholder of record;

•	by sending written notice to Loren Ambrose at 20 Glover Avenue, Norwalk, Connecticut 06850;

•	by attending the Special Meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the Special Meeting); or

•	by submitting a later-dated proxy card, proxy by telephone or proxy over the Internet; and

•	if your shares are held in “street name,” you must contact your broker, bank or other nominee and follow the instructions provided to you in order to revoke your vote.

Q.	What happens if I sell my shares of Vertrue Common Stock before the Special Meeting?

A.	The record date for stockholders entitled to vote at the Special Meeting remains June 7, 2007. If you transfer your shares of the Common Stock after the record date but before the Special Meeting (including any adjournment thereof), you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the Revised Merger Consideration to the person to whom you transfer (or have transferred) your shares.

Q.	Who is soliciting my vote?

A.	This proxy solicitation is being made and paid for by Vertrue. In addition, we have retained Georgeson Inc. (“Georgeson”) to assist in the solicitation. We will pay Georgeson approximately $23,000 plus expenses for its assistance. Our directors, officers and regular employees, without additional remuneration, may also solicit proxies by telephone, telegraph, personal interviews, mail, e-mail, facsimile or other means of communication. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q.	Who can help answer my questions?

A.	If you have additional questions about the Merger after reading this Proxy Supplement, please contact us by telephone at (203) 324-7635 or our proxy solicitor, Georgeson Inc., by telephone at (212) 440-9800 (for banks and brokers) and (866) 577-4994 (for all others).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Supplement, and the documents to which we refer you in this Proxy Supplement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements represent our expectations or beliefs concerning future events, including the following: any projections or forecasts included in the Definitive Proxy or referred to in this Proxy Supplement, information concerning possible or assumed future results of operations of Vertrue, the expected completion, timing and effects of the Merger and other information relating to the Merger. There are forward-looking statements throughout this Proxy Supplement, including, without limitation, under the headings “Update To Summary Term Sheet,” “Update To Special Factors,” “Update to Important Information About Vertrue” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates,” “may,” “seeks” or other similar expressions. You should be aware that forward-looking statements are based on our current estimates and assumptions and involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Vertrue or on the Merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this Proxy Supplement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Amended Merger Agreement and the payment of a termination fee by us;

•	the outcome of any legal proceedings that have been or may be instituted against us and others relating to the Merger;

•	the inability to complete the Merger due to the failure to obtain stockholder or regulatory approval or the failure to satisfy other conditions to consummate the Merger;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received by Parent in connection with the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed Merger disrupts our current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the Merger;

•	the risk of unforeseen material adverse changes to our business or operations;

and other risks detailed in our filings with the SEC, including our most recent filings of Quarterly Report on Form 10-Q and Annual Report on Form 10-K. See “Where You Can Find More Information” beginning on page S-49. Many of the factors that will determine our future results or whether or when the Merger will be consummated are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect our management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this Proxy Supplement represent our views as of the date of this Proxy Supplement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

The safe harbor from liability for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, do not apply to forward-looking statements made in connection with a going private transaction, including statements made in a proxy statement or documents incorporated by reference therein.

SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT

The following describes the material provisions of the Amendment, but is not intended to be an exhaustive discussion of the Amendment. We encourage you to read each of the Amendment, attached as Annex A to this Proxy Supplement, and the Merger Agreement, attached as Annex A to the Definitive Proxy, carefully and in its entirety.

The Amendment provides for, among other things, an increase in the amount of consideration payable to Vertrue stockholders, if the Merger is completed, to $50.00 per share in cash, without interest, from $48.50 per share in cash, without interest.

UPDATE TO THE PARTIES INVOLVED IN THE MERGER

The Definitive Proxy describes the parties involved in the Merger. The discussion below updates the description of Parent.

Velo Holdings Inc., which we refer to as Parent in this Proxy Supplement, is a Delaware corporation that was formed solely for the purpose of acquiring Vertrue. Parent is owned and/or backed by the equity commitment of an investor group consisting of OEP, Rho Ventures and Brencourt Equity. We refer to OEP and Rho Ventures in this Proxy Supplement as the Sponsors. Oak, which was originally part of the investor group formed to acquire Vertrue, has determined not to participate in the Merger at the increased $50.00 per share merger consideration. Accordingly, the term “Sponsor” when used throughout the Definitive Proxy shall not include Oak.

In connection with the termination of Oak’s participation in the investor group, concurrently with the Amendment, Oak’s limited guaranty in favor of the Company and equity commitment were terminated and each of OEP and Rho Ventures both increased the amount of their respective limited guaranties in favor of the Company to replace Oak’s terminated guarantee, and amended their equity commitment letters to provide the required equity to replace Oak’s equity commitment and to fund the aggregate amount of the Revised Merger Consideration. On July 26, 2007, Brencourt Advisors, on behalf of Brencourt Equity, gave irrevocable notice to Parent that it was exercising the Brencourt Option to invest in equity securities of Parent in an amount of $25 million, which amount will reduce the amount being invested by OEP by $25 million. The principal office address of Parent is still c/o One Equity Partners II, L.P., 320 Park Avenue, 18th Floor, New York, NY 10022; and the telephone number at such address is (212) 277-1500.

UPDATE TO THE SPECIAL MEETING

The Special Meeting was convened on July 12, 2007 and adjourned until July 31, 2007 to allow for the solicitation of additional proxies to adopt the Merger Agreement. The adjourned Special Meeting will be reconvened on July 31, 2007 for the sole purpose of adjourning it until 9:30 a.m., Eastern Time, on August 15, 2007, in order to permit the solicitation of additional proxies to adopt the Amended Merger Agreement and to provide stockholders with additional time to consider the changes to the Merger effectuated by the Amendment, including the Revised Merger Consideration, and to review this Proxy Supplement. At that time, the Special Meeting will resume at the Stamford Marriott Hotel & Spa, 243 Tresser Boulevard, Stamford, Connecticut. The record date remains June 7, 2007, and only record holders of shares of Common Stock on the record date are entitled to vote.

UPDATE TO SPECIAL FACTORS

This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to the Definitive Proxy as Annex A, and the Amendment, which is attached to this Proxy Supplement as Annex A. You should read the entire Merger Agreement and the Amendment carefully as they are the legal documents that govern the Merger. In addition, you should carefully read this Proxy Supplement, the Definitive Proxy and the other documents to which this Proxy Supplement and the Definitive Proxy refer you for a more complete understanding of the matters discussed in this section.

Background of the Merger

The Definitive Proxy describes the background of the proposed Merger up to and including June 12, 2007. The discussion below supplements that description.

From the second half of June until the date of this proxy supplement, Vertrue as well as its proxy solicitor, Georgeson, communicated with Vertrue’s stockholders regarding the proposed Merger and monitored the votes cast by stockholders who had submitted their proxies.

On June 20, 2007, Brencourt Advisors entered into an agreement (the “Brencourt Agreement”) with Thomas W. Smith and Scott J. Vassalluzzo (collectively, “Sellers”) to purchase, on behalf of accounts and funds managed by it, 1,807,021 shares of the Common Stock from Sellers and funds managed by them at a price of $48.90 per share (subject to adjustment). Pursuant to the terms of the Brencourt Agreement, Sellers agreed to grant Brencourt Advisors an irrevocable proxy to vote such shares. On July 11, 2007, promptly after expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvement Act of 1976 as amended, the parties consummated the transaction contemplated by the Brencourt Agreement, and Brencourt Advisors acquired, on behalf of accounts and funds managed by it, 1,805,778 shares of the Common Stock for $48.907 per share. As a result of the Brencourt Agreement, Brencourt Advisors increased its beneficial ownership of the Common Stock from 9.66% to 27.9% of the outstanding shares of the Common Stock.

On June 21, 2007, Brencourt Advisors filed an amendment to its Schedule 13D, initially filed with the SEC on May 18, 2007 and first amended on May 23, 2007. In an exhibit (hereinafter referred to as the “Brencourt Letter”) to the June 21 amendment to the Schedule 13D, Brencourt Advisors made additional arguments for its position that the merger consideration of $48.50 per share in cash was too low and once again suggested that the Board of Directors pursue an alternative value-enhancing transaction, including a leveraged recapitalization of Vertrue. As disclosed in the Definitive Proxy, the Special Committee previously examined, with the assistance of FTN, a wide range of potential alternative value-enhancing transactions, including a leveraged recapitalization of Vertrue, before it recommended that the Board of Directors adopt the Merger Agreement, and the Special Committee and later the Board of Directors, after consideration and deliberation, concluded that a leveraged recapitalization was not in the best interests of the Company or its stockholders because it posed too great a risk to the Company and its stockholders and should not be pursued by the Company.

On June 22, 2007, Ramius Capital Group, LLC, Parche, LLC, RCG Ambrose Master Fund, Ltd., Admiral Advisors, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon (collectively, “Ramius”) filed an amendment to its Schedule 13D, disclosing that Ramius had, on June 20, 2007, entered into an agreement (the “Ramius Agreement”) pursuant to which Ramius purchased 411,000 shares of the Common Stock from Sellers and funds managed by them at a price of $48.75 per share, and Sellers granted Ramius an irrevocable proxy to vote such shares in its discretion. As a result of the Ramius Agreement, Ramius increased its beneficial ownership of the Common Stock from 5.4% to 9.9% of the outstanding shares of the Common Stock. Ramius had previously disclosed in its original Schedule 13D, filed on June 11, 2007, its view that the merger consideration of $48.50 per share in cash did not adequately value Vertrue and that it intended to vote against the adoption of the Merger Agreement.

On June 25, 2007, the Special Committee held a telephonic meeting to discuss the Brencourt Agreement and the Ramius Agreement. Gary A. Johnson was invited to attend the meeting to discuss business aspects of the analyses in the Brencourt Letter. Representatives from Sullivan & Cromwell LLP, counsel to the Special Committee (“S&C”), Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the Special Committee (“MNAT”), and FTN attended the meeting. At the meeting, representatives of each of S&C and MNAT reviewed for the Special Committee its fiduciary duties. The Special Committee discussed the Brencourt Letter, which focused on certain specific assumptions underlying the analyses of Jefferies Broadview and a potential leveraged recapitalization. After consideration and deliberation, the Special Committee authorized Vertrue to seek permission from OEP to approach Brencourt Advisors.

On June 25, 2007, Robert Kamerschen, the Chairman of the Special Committee (hereinafter referred to as Mr. Kamerschen), with OEP’s consent and joined by representatives from each of S&C and FTN, held a discussion with Brencourt Advisors to obtain clarification regarding certain of the statements made in the Brencourt Letter.

On June 26, 2007, the Special Committee held a telephonic meeting to further discuss the Brencourt Agreement and the Ramius Agreement, and, in light of the fact that Brencourt Advisors had amassed a substantial stake in the Company through transactions in the market, to consider whether to recommend that the Board of Directors adopt a Stockholder Protection Rights Agreement (the “Rights Agreement”). Representatives from each of S&C and MNAT reviewed for the Special Committee its fiduciary duties. A representative from S&C discussed the terms of the proposed Rights Agreement, and noted that it would discourage Brencourt Advisors from acquiring additional shares of the Common Stock and would discourage any other person from acquiring 15% or more of shares of the Common Stock without first seeking the Board of Directors approval of an amendment to the Rights Agreement or a redemption of the Rights provided for in the Rights Agreement. The Special Committee considered whether the additional acquisition of shares by Brencourt Advisors or an acquisition of 15% or more of shares of the Common Stock by any other person would pose a threat to the Company and its stockholders. Among other things, the Special Committee determined once again that the leveraged recapitalization advocated by Brencourt Advisors was not in the best interests of the Company or its stockholders because it posed too great a risk to the Company and its stockholders and should not be pursued by the Company. The Special Committee was concerned that, absent the Rights Agreement, Brencourt Advisors, Ramius or some other third party might obtain control of the Company without paying a control premium to the other holders of the Common Stock. After further consideration and deliberation, the Special Committee concluded that adopting the Rights Agreement would be a reasonable response to address the concerns identified by the Special Committee, and would neither preclude the Company’s stockholders from rejecting the Merger Agreement nor coerce the stockholders into voting in favor of the Merger Agreement, and recommended that the Board of Directors approve the Rights Agreement.

On July 2, 2007, the Board of Directors held a telephonic meeting to discuss the proposed Rights Agreement and the concerns identified by the Special Committee. Following the July 2 meeting, the Board of Directors approved the Rights Agreement by unanimous written consent. On July 3, 2007, Vertrue executed the Rights Agreement.

From and after June 22, 2007, and through the signing of the amendment to the Merger Agreement, Vertrue’s management and representatives of FTN and S&C, from time to time, contacted the Sponsors to inquire whether the Sponsors would increase the merger consideration.

On July 9, 2007, Mr. Kamerschen, joined by representatives from each of S&C and FTN, held a discussion with Ramius to obtain clarification regarding Ramius’ position with regard to the Merger.

On Wednesday, July 11, 2007, the Sponsors called Brencourt Advisors to inquire whether Brencourt Advisors was prepared to meet to discuss supporting the Merger if the Sponsors increased the merger consideration. During the telephone call, the Sponsors indicated that they were prepared to meet to discuss an increase of the merger consideration by $0.50 per share to $49.00 per share. Brencourt Advisors indicated that it did not believe it was worth meeting to discuss such an increase. Following the call, the Sponsors informed Mr. Kamerschen of this discussion.

In the afternoon of July 11, 2007, at the request of Mr. Kamerschen, representatives from Brencourt Advisors and OEP held a meeting with Mr. Kamerschen in an effort to determine whether the parties could agree to revise the terms of the Merger Agreement in a manner that would convince Brencourt Advisors to support the Merger Agreement. At that meeting, representatives from OEP indicated that they were prepared to increase the merger consideration to $50.00 per share but were unwilling to go any higher. OEP also indicated that since Oak might not participate in the transaction at the higher price, there might be an opportunity for Brencourt Advisors to co-invest in

Parent. The meeting ended without the parties reaching any agreement and later discussions through intermediaries also proved fruitless, as OEP continued to refuse to increase the merger consideration above $50.00 per share. Later that evening, Brencourt Advisors indicated that it would be willing to vote in favor of an adjournment of the Special Meeting on July 12, 2007 in order to permit the representatives from Brencourt Advisors and OEP to continue discussions regarding a potential increase in the merger consideration and a potential co-investment by Brencourt Advisors in Parent.

At the Special Meeting convened on July 12, 2007, the stockholders approved a measure to adjourn the Special Meeting to July 31, 2007.

Between July 12, 2007 and July 16, 2007, representatives from Brencourt Advisors, OEP and the Company continued discussions regarding a potential increase in the merger consideration and a potential co-investment by Brencourt Advisors in Parent.

On July 16, 2007, Parent notified the Special Committee and the Company that it was prepared, subject to the approval of the Board of Directors, to enter into an agreement with Brencourt Advisors (the “Brencourt Voting Agreement”), pursuant to which (i) Brencourt Advisors would agree to vote all of its shares of the Common Stock in favor of the adoption of the Merger Agreement, as it would be amended, to increase the merger consideration to $50.00 per share from $48.50 per share and (ii) Parent would provide Brencourt Advisors an option (exercisable, on behalf of Brencourt Equity, for a period of five business days following Brencourt Advisors obtaining access to Vertrue’s diligence data site) to purchase, on behalf of Brencourt Equity, equity securities of Parent in the amount of no less than $10 million and no more than $25 million on the same terms as Rho Ventures. The proposed Brencourt Voting Agreement would terminate upon the first to occur of (i) termination of the Merger Agreement, as it would be amended, by its terms and (ii) the effective time of the Merger. Parent also advised the Company that Oak had indicated that it did not wish to invest in Parent if Parent increased the merger consideration to $50.00 per share. OEP and Rho Ventures indicated on that day they were willing to agree to replace the entire amount of Oak’s equity commitment in Parent, in the event that Brencourt Advisors elected not to co-invest in Parent.

On July 17, 2007, the Special Committee and the Board of Directors held a combined telephonic meeting to discuss the proposal received from the Sponsors, including the following proposed actions: (i) an amendment to the Merger Agreement to increase the merger consideration to $50.00 per share, (ii) Parent entering into the Brencourt Voting Agreement, (iii) an amendment to the Rights Agreement to exempt the transactions contemplated by the Brencourt Voting Agreement, (iv) an agreement to terminate Oak’s obligations under the Oak Limited Guaranty (the “Oak Agreement”) and (v) an amendment to the OEP Limited Guaranty and an amendment to the Rho Ventures Limited Guaranty pursuant to which OEP and Rho Ventures would guarantee the portion of Parent’s termination fee previously guaranteed by Oak (collectively, the “Guarantee Amendments”). Representatives from S&C, FTN, Jefferies Broadview and MNAT were also in attendance. At the meeting, a representative of S&C summarized the terms of the proposal received from the Sponsors and discussed various issues relating to the proposal. The Special Committee and the Board of Directors then received presentations from each of FTN and Jefferies Broadview on the financial aspects of the proposal. After consideration and deliberation, in which FTN and Jefferies Broadview participated, the Special Committee unanimously agreed that S&C should be instructed to negotiate with Dechert LLP, counsel to the Sponsors (“Dechert”), a potential amendment to the Merger Agreement that would increase the merger consideration to $50.00 per share.

On July 18, 2007, the Special Committee and the Board of Directors convened a telephonic meeting, together with representatives of S&C, FTN, Jefferies Broadview and MNAT. S&C explained the terms of the proposed Brencourt Voting Agreement and the proposed amendment to the Merger Agreement, and FTN delivered its oral opinion to the Special Committee and Jefferies Broadview delivered its oral opinion to the Board of Directors, each later confirmed by delivery of a written opinion, dated July 18, 2007, to the effect that, as of such date and based on and subject to the various factors, assumptions, qualifications and limitations set forth in the opinion, the $50.00 per share merger consideration to be received by holders of shares of the Common Stock was fair from a financial point of view to the holders of such shares (other than shares held in the treasury of Vertrue, by Parent and Merger Sub and their affiliates, and dissenting shares).

After consideration and deliberation in which S&C, FTN, Jefferies Broadview and MNAT participated, the Special Committee voted unanimously to recommend that the Board of Directors approve the amendment to the

Merger Agreement, the Brencourt Voting Agreement, the amendment to the Rights Agreement, the Oak Agreement and the Guarantee Amendments.

After consideration and deliberation, the Board of Directors unanimously adopted the unanimous recommendation of the Special Committee and declared the Amended Merger Agreement advisable and both procedurally and substantively fair to Vertrue’s unaffiliated stockholders and in the best interests of Vertrue’s stockholders. The Board of Directors then unanimously approved the execution, delivery and performance of the amendment to the Merger Agreement, the Brencourt Voting Agreement, the amendment to the Rights Agreement, the Oak Agreement and the Guarantee Amendments, and determined to recommend the approval and adoption of the Amended Merger Agreement by the stockholders of Vertrue. The Company then executed the amendment to the Rights Agreement.

Following the July 18 meeting and execution of the amendment to the Rights Agreement, Parent and Brencourt Advisors executed the Brencourt Voting Agreement, and Parent, Merger Sub and Vertrue executed the amendment to the Merger Agreement. OEP and Vertrue executed an amendment to the OEP Limited Guaranty, Rho Ventures and Vertrue executed an amendment to the Rho Limited Guaranty, and Oak and Vertrue executed the Oak Agreement. In the morning of July 19, 2007, Vertrue issued a press release announcing the amended transaction, the amendment to the Rights Agreement and the Brencourt Voting Agreement.

On July 19, 2007, Brencourt Advisors entered into a customary non-disclosure agreement with Vertrue, which includes a standstill provision that, terminates upon the later of (i) September 1, 2007 and (ii) the termination of the Merger Agreement.

On July 26, 2007, Brencourt Advisors, on behalf of Brencourt Equity, gave Parent a notice, exercising its option to purchase $25 million in equity securities of Parent on the same terms as Rho Ventures.

Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger

The Special Committee and the Board of Directors believes that the Amended Merger Agreement and the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) are both procedurally and substantively fair to Vertrue’s unaffiliated stockholders and in the best interests of Vertrue’s stockholders.

In reaching their respective determinations and recommendations, the Special Committee and the Board of Directors reexamined and reconsidered the matters described in “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page 24 of the Definitive Proxy and, in addition, considered, in consultation with their financial and legal advisors, the following additional factors and potential benefits of the Merger, each of which the Special Committee and the Board of Directors believed supported its decision.

The Special Committee

In the course of reaching its determination, the Special Committee considered, in addition to the factors disclosed in the Definitive Proxy, the following substantive factors and potential benefits of the Merger, each of which the Special Committee believed supported its decision, but which are not listed in any relative order of importance:

•	the Revised Merger Consideration provides for $1.50 per share of additional cash value above the original $48.50 per share consideration;

•	the Revised Merger Consideration represents a premium of approximately 24.6% of the closing price of the Common Stock on the NASDAQ on January 23, 2007, the last trading day prior to (i) press reports of a potential acquisition of Vertrue, and (ii) a press release issued by the Company announcing its earnings for the second quarter of fiscal year 2007, which met or exceeded the previously-announced guidance by Vertrue’s management in most aspects;

•	since the date of the announcement of the Merger Agreement on March 22, 2007, and as of the date of this Proxy Supplement, no other party has approached the Special Committee or Vertrue expressing an interest in pursuing a transaction to acquire Vertrue at a price in excess of $48.50 per share;

•	the information contained in the financial presentations of FTN and Jefferies Broadview, including the opinions of FTN as to the fairness, as of the date of such opinions, and based upon and subject to the various factors, assumptions, qualifications and limitations set out therein, from a financial point of view, to the unaffiliated stockholders, of the Revised Merger Consideration to be received by such stockholders in the Merger (see “Update to Special Factors — Opinions of Financial Advisors” beginning on page S-19); and

•	the fact that the opinion of FTN addresses the fairness, as of the date of such opinion, and based upon and subject to the various factors, assumptions, qualifications and limitations set out therein, from a financial point of view, of the Revised Merger Consideration to be received by the holders of shares of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares) in the Merger.

Summaries of the separate FTN and Jefferies Broadview presentations provided to the Special Committee and the Board of Directors, respectively, are set forth in “Update to Special Factors — Opinions of Financial Advisors” beginning on page S-19.

The foregoing discussion summarizes the material factors considered by the Special Committee in its consideration of the Merger in addition to those already mentioned in the Definitive Proxy. After considering these factors, the Special Committee concluded that the positive factors relating to the Amended Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Special Committee, and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Special Committee may have assigned different weights to various factors. The Special Committee approved and recommended the Amended Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our Board of Directors

Our Board of Directors, following receipt of the unanimous recommendation of the Special Committee, at a meeting described above on July 18, 2007 unanimously (i) determined that the Amended Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Vertrue and our unaffiliated stockholders; (ii) approved the Amended Merger Agreement and the transactions contemplated thereby, including the Merger; and (iii) recommended the adoption by our stockholders of the Amended Merger Agreement. As Gary A. Johnson is the only director who is an employee of Vertrue, this approval of the Amended Merger Agreement and the Merger by our Board of Directors constitutes the approval by a majority of our directors who are not employees of Vertrue. In reaching these determinations, our Board of Directors considered (i) the fact that the Special Committee received an opinion delivered by FTN and the Board of Directors received an opinion delivered by Jeffries Broadview as to the fairness, as of the date of such opinions, and based upon and subject to the various factors, assumptions, qualifications and limitations set out therein, from a financial point of view, to our unaffiliated stockholders of the Revised Merger Consideration to be received by such holders in the Merger; (ii) one of the members of the Board of Directors, Alec L. Ellison, is the President of Jefferies Broadview, financial advisor to Vertrue, which will be entitled to a fee in connection with the Merger; and (iii) the unanimous recommendation and analysis of the Special Committee, as described above and in the Definitive Proxy, and adopted such recommendation and analysis in reaching its determinations.

The foregoing discussion summarizes the material factors considered by our Board of Directors in its consideration of the Merger in addition to those already mentioned in the Definitive Proxy. In view of the wide variety of factors considered by our Board of Directors, and the complexity of these matters, our Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our Board of Directors may have assigned different weights to various factors. Our Board of Directors approved and recommends the Amended Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our Board of Directors recommends that you vote “FOR” the adoption of the Amended Merger Agreement.

Opinions of Financial Advisors

Financial Opinion of FTN

FTN rendered an oral opinion (subsequently confirmed in writing) on July 18, 2007 to the Special Committee to the effect that, as of July 18, 2007 and based upon and subject to the factors, qualifications, limitations and assumptions set forth therein, the $50.00 in cash per share of the Common Stock to be received by the holders of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares) pursuant to the Amended Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of FTN, dated July 18, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Supplement and incorporated into this Proxy Supplement by reference. FTN provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the Merger. The opinion of FTN is not a recommendation as to how any holder of the Common Stock should vote or act with respect to the Merger.

In connection with rendering its opinion and performing its related financial analyses, FTN reviewed, among other things:

•	the terms of the Amended Merger Agreement;

•	Vertrue’s annual reports to stockholders and Annual Reports on Form 10-K for the five fiscal years ended June 30, 2006, 2005, 2004, 2003 and 2002, and Vertrue’s interim report to stockholders and Quarterly Report on Form 10-Q for the nine-month period ended March 31, 2007; and

•	certain financial and operating information concerning Vertrue provided by Vertrue, including quarterly financial projections through June 30, 2010 prepared by Vertrue’s management.

FTN also held discussions with Vertrue’s management concerning the operations, business strategy, current financial performance and prospects for Vertrue and with Vertrue’s management and the Special Committee regarding their views of the strategic rationale for the Merger. In addition, FTN compared certain aspects of Vertrue’s financial performance with comparable public companies, analyzed available public information concerning other mergers and acquisitions comparable in whole or in part to the Merger, and assisted in negotiations and discussions related to the Merger among Vertrue, Parent and their respective financial and legal advisors. FTN also performed other studies, analyses and investigations and considered other financial, economic and market criteria it considered appropriate in arriving at its opinion.

In rendering its opinion, FTN relied, without independent verification, on the accuracy and completeness of all of the financial and other information that was publicly available or furnished to it by Vertrue or its advisors. With respect to the financial projections examined by FTN, FTN assumed, with the Special Committee’s permission, that such projections were reasonably prepared and reflect the best available estimates and good faith judgments of Vertrue’s management as to the future performance of Vertrue. FTN expressed no view with respect to such projections or the information and data or other assumptions on which they were based. FTN noted that Vertrue’s management had advised it that there are significant risks involved in achieving such financial projections, and accordingly, management’s projections may not be achieved. However, Vertrue’s management has not to date revised the projections examined by FTN. FTN also assumed that, in the course of obtaining the necessary regulatory and third party approvals, consents and releases for the Merger, no modification, delay, limitation, restriction or condition would be imposed that would have a material adverse effect on the Merger and that the Merger would be consummated in accordance with applicable laws and regulations and the terms of the Amended Merger Agreement, without waiver, amendment or modification of any material term, condition or agreement. The opinion of FTN did not address the relative merits of the Merger as compared to other business strategies that may have been available to Vertrue, nor did it address the underlying business decision of Vertrue to proceed with the Merger. Further, the opinion of FTN addressed only the fairness from a financial point of view of the price per share to Vertrue stockholders as a whole, and did not address any other aspect of the Merger. FTN did not make or take into account any independent appraisal or valuation of any of Vertrue’s assets or liabilities (contingent or otherwise). FTN did not express a view as to the federal, state or local tax consequences of the Merger.

For purposes of its opinion, FTN assumed that Vertrue was not involved in any material transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. The opinion of FTN was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of its opinion, and the opinion of FTN speaks only as of the date thereof.

The following is a summary of the material financial analyses presented by FTN to the Special Committee in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by FTN. The order of analyses described does not represent the relative importance or weight given to those analyses by FTN. The analyses must be considered as a whole. Considering any portion of such analyses or other factors considered by FTN without considering all such analyses and factors could create a misleading or incomplete view of the process underlying the conclusions expressed herein. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary, and, alone, are not a complete description of FTN’s financial analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 17, 2007, and is not necessarily indicative of current market conditions.

Implied Transaction Multiples

FTN calculated selected implied transaction multiples for Vertrue based on the $50.00 to be paid for each share of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares). FTN calculated an implied equity consideration by multiplying $50.00 by the total number of outstanding shares of the Common Stock on a fully diluted basis. Equity value was calculated by using the treasury stock method and included convertible debt and outstanding options. FTN then calculated an implied enterprise value based on the implied equity consideration by adding the amount of Vertrue’s net debt, as provided by Vertrue’s management, to the implied equity consideration. Based on the foregoing, FTN calculated that the implied equity value of Vertrue amounted to $663.9 million and the implied enterprise value of Vertrue (including a $45.3 million contingent liability recorded on December 31, 2006 in connection with the acquisition of MyChoice Medical, Inc.) amounted to $806.5 million.

As used in this description of FTN’s financial analyses, EBITDA means earnings before interest, taxes, depreciation and amortization. Estimates of future financial performance for Vertrue used by FTN in its analyses were based on forecasts prepared by Vertrue’s management. Based on the foregoing, FTN calculated the following transaction multiples implied by the $50.00 to be paid for each share of the Common Stock (other than shares held in the treasury of Vertrue and dissenting shares):

•	the enterprise value as a multiple of revenue for the latest twelve months as of March 31, 2007 and as estimated for the fiscal years ended June 30, 2007 and June 30, 2008;

•	the enterprise value as a multiple of EBITDA for the latest twelve months as of March 31, 2007 and as estimated for the fiscal years ended June 30, 2007 and June 30, 2008; and

•	the $50.00 per share price as a multiple of earnings per share, referred to as the P/E ratio, for the latest twelve months as of March 31, 2007 and as estimated for the fiscal years ended June 30, 2007 and June 30, 2008.

The following table sets forth the multiples referred to above:

	Implied Multiples
	based on Revised
	Merger
	Consideration of
	$50.00 per share

Enterprise Value/Revenue Multiples
LTM March 31, 2007	1.1	x
2007E	1.1	x
2008E	1.0	x
Enterprise Value/ EBITDA Multiples
LTM March 31, 2007	9.0	x
2007E	8.0	x
2008E	6.6	x
P/E Ratios
LTM March 31, 2007	20.7	x
2007E	18.5	x
2008E	12.1	x

Transaction Premium Analysis

FTN calculated the premium implied by the Revised Merger Consideration of $50.00 per share of the Common Stock over the market price per share of the Common Stock at certain times. FTN compared the Revised Merger Consideration of $50.00 per share with the following trading prices for the Common Stock:

•	the closing share price of $49.17 per share as of July 16, 2007;

•	the “undisturbed” closing share price of $40.12 per share as of January 23, 2007 (prior to a news report on January 24, 2007 of a potential sale of Vertrue);

•	the volume weighted average price of $44.30 per share for the three months ended March 19, 2007;

•	the volume weighted average price of $42.80 per share for the six months ended March 19, 2007, prior to the announcement of the transaction; and

•	the volume weighted average price of $42.15 per share for the year ended March 19, 2007, prior to the announcement of the transaction.

FTN noted also that the Common Stock rose from $40.12 to $46.79 over the course of the five-day period following a news report on January 24, 2007 of a potential sale of Vertrue.

Applying the Revised Merger Consideration of $50.00 per share, the results of FTN’s calculations are reflected below:

		Premium Based
		on Merger
		Consideration of
Period	Share Price	$50.00 per Share

Current share price as of July 16, 2007	$49.17	1.7%
“Undisturbed” share price on January 23, 2007	$40.12	24.6%
3 month volume weighted average	$44.30	12.9%
6 month volume weighted average	$42.80	16.8%
1 year volume weighted average	$42.15	18.6%

FTN also analyzed acquisition premiums for the two years prior to July 17, 2007 for all public companies, all small cap companies (those with a market capitalization of less than $1 billion) and all Internet services companies, and, for each category, the market mean and median premium percentages one day prior to announcement, one week prior to announcement and one month prior to announcement. FTN excluded deals with premiums below negative ten percent and those with premiums greater than 100% from its analysis. FTN obtained the information for the foregoing analyses from Capital IQ. The results of FTN’s analysis are summarized in the table below:

	Market Premiums
	Mean	Median

One Day Prior
All public companies	24.7%	21.7%
All small cap companies	24.8%	19.1%
All internet service companies	14.6%	14.0%
One Week Prior
All public companies	25.8%	23.9%
All small cap companies	25.9%	21.1%
All internet service companies	18.3%	19.2%
One Month Prior
All public companies	29.1%	27.5%
All small cap companies	28.3%	24.6%
All internet service companies	24.3%	26.3%

FTN also analyzed various premiums for acquisitions of public companies during the two years prior to March 20, 2007, where the premium paid was between zero and five percent from the share price of the target company one day prior to the announcement of the transaction, the target company was a U.S. company, the transaction was valued at greater than $100 million, and all of the capital stock of the target company was purchased. FTN’s analysis showed 36 transactions within such criteria, of which 23 demonstrated meaningful price appreciation (as described below) from an “undisturbed” stock price. FTN used the price at which the target company was trading prior to any public announcement or rumor of a potential transaction and/or review of strategic alternatives, whether or not substantiated. For selected transactions, the “undisturbed” stock price was based on the lowest stock price for the 30-day period prior to the announcement of the transaction. The 23 transactions ranged in transaction value from $226 million to $7,770 million. For the 23 transactions that FTN selected, the average premium over the “undisturbed” stock price was equal to 23%, the premiums for the transaction price per share over the stock price one day prior to the announcement of the transaction ranged from 0.2% to 4.9%, and the premiums for the price per share paid over the “undisturbed” stock price ranged from 9.0% to 41.4%.

Discounted Cash Flow Analyses

FTN performed illustrative discounted cash flow sensitivity analyses to determine indications of illustrative implied equity values per share of Vertrue Common Stock based on financial information and projections provided by Vertrue’s management.

In performing the illustrative discounted cash flow analysis, FTN applied discount rates ranging from 12.0% to 14.0% to the projected EBITDA of Vertrue for the calendar year 2010. FTN also applied exit value EBITDA multiples ranging from 6.0x to 7.0x. This analysis was based on EBITDA of $159.1 million for the fiscal year ended June 30, 2010, based on Vertrue management’s forecasts. Based on the foregoing, FTN derived illustrative implied equity values per share ranging from $47.15 to $57.61 per share with respect to Vertrue Common Stock. The financial information provided by Vertrue’s management and used in the analysis included earn-out payments by Vertrue related to prior acquisitions of $45.3 million and $12.2 million in the fiscal years ended June 30, 2007 and June 30, 2008, respectively, and cost of debt refinance of $16 million, as provided by Vertrue. The fully diluted share count used in the analysis varied based on implied value per share.

Using the same forecasts, FTN applied perpetual growth rates ranging from 2.0% to 4.0%. FTN also applied discount rates ranging from 12.0% to 14.0% to the projected free cash flows of Vertrue for the fiscal years ended June 30, 2008 through June 30, 2010. This analysis was based on an unlevered free cash flow of $93.9 million for the fiscal year ended June 30, 2010, based on Vertrue management’s forecasts. Based on the foregoing, FTN derived illustrative implied per share equity values ranging from $38.83 to $60.38 per share.

The EBITDA multiple range was selected to be consistent with the EBITDA multiples at which Vertrue traded as a public company. The growth rate range was selected as a market-standard to be consistent with long-term growth in the economy. The discount rates were generated by undertaking a weighted average cost of capital (WACC) analysis on Vertrue.

Leveraged Buyout Analysis

FTN performed an illustrative leveraged buyout sensitivity analysis using Vertrue management’s forecasts. The financial information provided by management and used in the analysis included earn-out payments by Vertrue related to prior acquisitions of $45.3 million and $12.2 million in the fiscal years ended June 30, 2007 and June 30, 2008, respectively, and cost of debt refinance of $16 million, as provided by Vertrue. The fully diluted share count used in such analyses varied according to implied price per share. Estimated cost synergies were not included for purposes of this analysis.

FTN assumed, for purposes of this analysis, illustrative implied exit multiples of EBITDA ranging from 6.0x to 7.0x, which reflect illustrative implied purchase prices that a hypothetical financial buyer might pay for Vertrue. FTN also assumed, for purposes of this analysis, illustrative internal rates of return required by a hypothetical financial buyer upon exit ranging from 22.5% to 27.5%. This analysis resulted in illustrative implied offer prices per share of the Common Stock ranging from $48.84 to $55.38 per share.

Using the same forecasts, FTN also assumed illustrative leverage ratios (including senior and subordinated debt) of 4.5x to 5.5x EBITDA in a hypothetical exit transaction, and illustrative internal rates of return required by a hypothetical financial buyer ranging from 22.5% to 27.5%. This analysis resulted in illustrative implied offer prices per share of the Common Stock ranging from $47.66 to $54.19 per share.

Selected Companies Analysis

FTN calculated certain ratios and other parameters for Vertrue based on Vertrue’s valuation as of July 17, 2007 and its “undisturbed” valuation as of January 23, 2007, in each case, adjusted to a calendar year basis and based on estimates provided by Vertrue’s management, and compared it to the corresponding ratios and parameters for selected publicly traded companies in the marketing and advertising industry peer composites (online and offline) and membership-based marketing industry peer composite. The peer composites were comprised of the following companies:

Peer Composites
Online Peer Composite	Offline Peer Composite	Membership-Based Peer Composite

Marchex, Inc.	Harte-Hanks, Inc.	Intersections Inc.
MIVA, Inc.	infoUSA Inc.	Pre-Paid Legal Services, Inc.
ValueClick, Inc.	Valassis Communications, Inc.	Rewards Network Inc.
	ValueVision Media, Inc.	United Online, Inc.
Weight Watchers International, Inc.

Although none of the selected companies is directly comparable to Vertrue, the companies included were chosen because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to certain operations of Vertrue. Projected information for all peer companies was based on information from Capital IQ. In each case, the valuation of the peer group companies was as of March 19, 2007. For each company and Vertrue, FTN analyzed the EBITDA margin, earnings per share long term growth rate, or EPS LTGR, the ratio of enterprise value to revenues, the ratio of enterprise value to EBITDA, and the P/E ratio based on the calculations of Capital IQ, in each case, other than with respect to EPS LTGR, for the fiscal years ended 2006, 2007 and 2008, respectively.

EBITDA Margin Analysis.  EBITDA margin is defined as EBITDA divided by total revenue. A higher EBITDA margin indicates higher degree of profitability, exclusive of non-cash items, and implies a higher valuation. The following table sets forth EBITDA margin analysis for Vertrue and the high and low EBITDA margins, where available, for the selected publicly traded companies in each peer composite:

	EBITDA Margin
	2006	2007	2008

Vertrue (offer price valuation)	14%	14%	14%
Vertrue (“undisturbed” valuation as of 1/23/07)	14%	14%	14%
Online Peer Composite
High	31%	30%	31%
Low	26%	3%	8%
Offline Peer Composite
High	22%	18%	19%
Low	2%	2%	3%
Member-Based Marketing Composite
High	32%	32%	32%
Low	9%	28%	29%

Earnings Per Share Long Term Growth Rate Analysis.  The EPS LTGR for each of the peer companies was based on research analysts’ average projected long-term growth rate. A higher EPS LTGR indicates greater profitability in the future and implies a higher valuation. The following table sets forth EPS LTGR for Vertrue and the mean and median EPS LTGF for selected publicly traded companies in each peer composite:

EPS
LTGR

Vertrue (offer price valuation)	15%
Vertrue (“undisturbed” valuation as of 1/23/07)	15%
Online Peer Composite
Mean	25%
Median	22%
Offline Peer Composite
Mean	16%
Median	11%
Member-Based Marketing Composite
Mean	13%
Median	13%

Enterprise Value/Revenues Ratio Analysis.  The Enterprise Value/Revenue Ratio compares a theoretical takeover price to total revenues. A higher ratio indicates higher expectations of future growth and/or profitability and implies a higher valuation. The following table summarizes the results of the enterprise value to revenues ratio

(or EV/Revenue ratio) analysis for Vertrue and the mean and median EV/Revenue ratios for the selected companies in the peer composites reviewed:

EV/Revenues
	2006	2007	2008

Vertrue (offer price valuation)	1.2x	1.0x	0.9x
Vertrue (“undisturbed” valuation as of 1/23/07)	1.0x	0.8x	0.8x
Online Peer Composite
Mean	3.5x	3.0x	2.7x
Median	4.5x	3.9x	3.3x
Offline Peer Composite
Mean	1.5x	1.1x	1.0x
Median	1.8x	1.1x	1.0x
Member-Based Marketing Composite
Mean	2.0x	1.8x	1.7x
Median	1.8x	1.2x	1.2x

Enterprise Value/EBITDA Ratio Analysis.  The Enterprise Value/EBITDA Ratio compares a theoretical takeover price to EBITDA. A higher ratio indicates higher expectations of future growth and/or profitability and implies a higher valuation. The following table summarizes the results of the enterprise value to EBITDA ratio analysis for Vertrue and the means and medians for the selected companies in the peer composites reviewed:

EV/EBITDA
	2006	2007	2008

Vertrue (offer price valuation)	8.3x	7.0x	6.4x
Vertrue (“undisturbed” valuation as of 1/23/07)	6.8x	5.7x	5.3x
Online Peer Composite
Mean	16.2x	13.8x	13.2x
Median	16.2x	13.8x	12.0x
Offline Peer Composite
Mean	10.8x	10.9x	8.4x
Median	9.5x	8.8x	8.1x
Member-Based Marketing Composite
Mean	8.4x	9.8x	9.3x
Median	6.5x	9.8x	9.3x

P/E Ratio Analysis.  The P/E Ratio compares the price per share of common stock to the earnings per share of common stock and a higher ratio indicates higher expectations of future growth and/or profitability and implies a higher valuation. The following table summarizes the results of the Price to Earnings ratio analysis for Vertrue and the mean and median P/E Ratios for the selected companies in the peer composites reviewed:

Price/Earnings
	2006	2007	2008

Vertrue (offer price valuation)	20.9x	13.6x	10.9x
Vertrue (“undisturbed” valuation as of 1/23/07)	16.8x	10.9x	8.8x
Online Peer Composite
Mean	38.7x	32.7x	26.7x
Median	38.7x	32.7x	26.7x
Offline Peer Composite
Mean	15.1x	15.9x	19.8x
Median	17.0x	16.7x	15.5x
Member-Based Marketing Composite
Mean	19.1x	20.5x	18.6x
Median	20.1x	21.4x	18.6x

In addition, FTN conducted a month-by-month comparison of the trailing price to earnings ratios of Vertrue and each of the three peer composite groups for the two-year period from February 2005 to February 2007 (prior to the announcement of the transaction). The composite group indices in the analysis were market-cap weighted, and, within the marketing and advertising industry (offline) peer composite, Valassis Communications, Inc.’s acquisition of ADVO, Inc. was considered only until the July 5, 2006 announcement of the transaction. As compared to each peer group, FTN’s trailing P/E analysis demonstrated that Vertrue’s P/E ratio was at a lower multiple than those of the three peer composite groups during the majority of the period reviewed, except that Vertrue’s P/E ratio was above the offline peer composite multiples from June 2006 through February 2007. FTN’s analysis demonstrated that the trading price of Vertrue at March 20, 2007 was not at an unnaturally low point and was consistent with the company’s historic performance.

Selected Transactions Analysis

FTN analyzed certain publicly available information relating to selected transactions involving companies in the online advertising and consumer marketing industry that were announced between July 2004 and July 2007 and the offline advertising and consumer marketing industry that were announced between July 2005 and March 2007. In the online advertising and consumer marketing industry, the transaction values ranged from $12 million to $5,963 million and in the offline advertising and consumer marketing industry, the transaction values ranged from $46 million to $3,383 million.

The transactions that FTN reviewed, listed by acquirer / target (date of announcement) included:

Online Advertising and Consumer Marketing Industry

•	ValuClick, Inc. / MeziMedia, Inc. (July 16, 2007)

•	Microsoft Corp. / aQuantive, Inc. (May 18, 2007)

•	WPP Group plc / 24/7 Real Media, Inc. (May 17, 2007)

•	Google Inc. / DoubleClick Inc. (April 13, 2007)

•	Publicis Groupe S.A. / Digitas Inc. (December 20, 2006)

•	Intersections Inc. / Chartered Marketing Services, Inc. (June 9, 2006)

•	Rakuten, Inc. / LinkShare Corporation (September 5, 2005)

•	Landmark Communications, Inc. / Q Interactive, Inc. (CoolSavings, Inc.) (September 12, 2005)

•	ValueClick, Inc. / Fastclick, Inc. (August 10, 2005)

•	Incisive Media plc / ClickZ Corp. (August 2, 2005)

•	Marchex, Inc. / IndustryBrains, LLC (July 27, 2005)

•	ValueClick, Inc. / Web Marketing Holdings, Inc. (June 10, 2005)

•	Hellman & Friedman LLC, JMI Equity Fund, L.P. / DoubleClick Inc. (April 23, 2005)

•	General Atlantic LLC / webloyalty.com, Inc. (April 19, 2005)

•	24/7 Real Media, Inc. / Decide Interactive Pty Ltd. (August 19, 2004)

•	Marchex, Inc. / goClick.com, Inc. (July 29, 2004)

Offline Advertising and Consumer Marketing Industry

•	ValueAct Capital / Catalina Marketing Corp. (March 8, 2007)

•	Valassis Communications, Inc. / ADVO, Inc. (July 6, 2006)

•	Quadrangle Group LLC, Thomas H. Lee Partners, L.P. / West Corp. (May 31, 2006)

•	Milestone Partners / Outlook Group Corp. (March 20, 2006)

•	Apollo Management, L.P. / Trilegiant (reported as the Marketing Services Division) of Cendant Corp. (July 26, 2005)

For each of the selected transactions, FTN calculated the ratio of transaction value as a multiple of latest twelve-month revenues prior to the announcement of the transaction, or LTM Revenues, and the latest twelve-month EBITDA prior to the announcement of the transaction, or LTM EBITDA. A higher ratio indicates that greater consideration was paid in the transaction relative to revenues or EBITDA, respectively, and implies a higher valuation. Data regarding LTM Revenues and LTM EBITDA were based on Capital IQ, company press releases and public filings.

The following table shows the results of this analysis:

	Mean	Median

Online Marketing and Advertising Industry
Transaction Value as a multiple of LTM Revenues	5.3x	3.0x
Transaction Value as a multiple of LTM EBITDA	20.1x	18.7x
Offline Marketing and Advertising Industry
Transaction Value as a multiple of LTM Revenues	1.6x	1.2x
Transaction Value as a multiple of LTM EBITDA	8.5x	8.5x

The transaction value of the Merger as a multiple of Revenues for the latest twelve months as of March 31, 2007 is 1.1x and the transaction value as a multiple of EBITDA for the latest twelve months as of March 31, 2007 is 9.0x. FTN also summarized certain terms of Apollo Management, L.P.’s October 2005 acquisition of the Marketing Services Division of Cendant Corporation for $1.83 billion. FTN calculated the ratio of such acquisition’s transaction value as a multiple of LTM Revenues and LTM EBITDA, which equaled 1.2x and 5.4x, respectively.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. FTN’s analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all such analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed therein. In arriving at its fairness determination, FTN considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, FTN made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Vertrue or the Merger.

FTN prepared these analyses for the purpose of undertaking a study to enable FTN to render its opinion as to the fairness, from a financial point of view, to the holders of Vertrue Common Stock (other than shares held in the treasury of Vertrue and dissenting shares) of the $50.00 per share of the Common Stock to be received by such holders pursuant to the Amended Merger Agreement. FTN’s opinion does not address the underlying business decision of Vertrue to engage in the transaction. FTN’s analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities may be sold. FTN’s analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Vertrue, FTN or any other person assumes responsibility if future results are materially different from those forecasted.

The $50.00 per share purchase price for Vertrue stockholders was determined through arms’ length negotiations among the Special Committee and the Sponsors and was approved by Vertrue’s Board of Directors. FTN provided advice to the Special Committee during these negotiations. FTN did not, however, recommend any specific amount of consideration to Vertrue, the Special Committee or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the proposed Merger.

As described above, FTN’s opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its decision to recommend the Amended Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by FTN in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of FTN attached as Annex B to this Proxy Supplement.

FTN Midwest Securities Corp. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed securities and other transactions. FTN was retained by Vertrue to advise the Special Committee in connection with the Special Committee’s consideration of various strategic alternatives, including a possible sale of Vertrue. FTN participated in certain of the negotiations leading to the proposed Merger. FTN provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions in and hold securities of Vertrue or JP Morgan Chase & Co., an affiliate of Parent, for its own account and for the accounts of its customers. FTN received a fee of $1.5 million for its advisory services and rendering its opinion on March 21, 2007 and will receive an additional $250,000 for rendering the July 18, 2007 opinion. If the Merger is consummated, FTN will receive an additional fee of $500,000 because Vertrue entered into a transaction whereby its stockholders will receive consideration greater than $48.50 per share of the Common Stock. In addition, Vertrue agreed to reimburse FTN for its expenses, including attorneys’ fees and disbursements, and to indemnify FTN and related persons against various liabilities, including liabilities under federal securities laws.

Opinion of Jefferies Broadview

Jefferies Broadview was engaged to render an opinion to the Board of Directors as to whether the original merger consideration to be received by the holders of shares of Common Stock pursuant to the original merger agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates). As a result of the Amendment, Jefferies Broadview’s engagement was amended to require Jefferies Broadview to render a separate opinion to the Board of Directors as to whether the Revised Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Amended Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates). On July 18, 2007, Jefferies Broadview delivered to the Board of Directors its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, the Revised Merger Consideration to be received by the holders of shares of the Common Stock pursuant to the Amended Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates). Jefferies Broadview’s July 18, 2007 opinion is referred to hereinafter in this “Opinion of Jefferies Broadview” section as the “opinion.”

The full text of the Jefferies Broadview July 18, 2007 written opinion is attached to this Proxy Supplement as Annex C and incorporated into this Proxy Supplement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.

Jefferies Broadview’s opinion is for the use and benefit of the Board of Directors in its consideration of the Merger, and Jefferies Broadview’s opinion does not address the relative merits of the transactions contemplated by the Amended Merger Agreement as compared to any alternative transaction or opportunity that might be available to Vertrue, nor does it address the underlying business decision by Vertrue to engage in the Merger or the terms of the Amended Merger Agreement or the documents referred to therein. Jefferies Broadview’s opinion does not constitute a recommendation as to how you or any other holder of shares of the Common Stock should vote on the Merger or any matter related thereto. In addition, Vertrue did not ask Jefferies Broadview to address, and Jefferies Broadview’s opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Vertrue, other than the holders of shares of the Common Stock. Jefferies Broadview expresses no opinion as to the price at which shares of the Common Stock would trade at any time.

In arriving at its opinion, Jefferies Broadview, among other things:

1. reviewed the Amended Merger Agreement;

2. reviewed a draft, dated July 18, 2007, of the Amendment;

3. reviewed certain publicly available financial and other information about Vertrue;

4. reviewed certain information furnished to Jefferies Broadview by Vertrue’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Vertrue;

5. held discussions with members of Vertrue’s senior management concerning the matters described in clauses (ii) and (iii) above;

6. reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that Jefferies Broadview deemed relevant;

7. compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies Broadview deemed relevant; and

8. conducted such other financial studies, analyses and investigations as Jefferies Broadview deemed appropriate.

In Jefferies Broadview’s review and analysis and in rendering its opinion, Jefferies Broadview assumed and relied upon, but did not independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Vertrue or that was publicly available to Jefferies Broadview, or that was otherwise reviewed by Jefferies Broadview. In Jefferies Broadview’s review, Jefferies Broadview did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies Broadview conduct a physical inspection of any of the properties or facilities of, Vertrue, nor was Jefferies Broadview furnished with any such evaluations or appraisals of such physical inspections, nor does Jefferies Broadview have any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies Broadview, Jefferies Broadview notes that projecting future results of Vertrue is inherently subject to uncertainty. Vertrue informed Jefferies Broadview, and Jefferies Broadview assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Vertrue’s management as to the future financial performance of Vertrue. Jefferies Broadview expresses no opinion as to Vertrue’s financial forecasts or the assumptions on which they were made.

Jefferies Broadview assumed that the final form of the Amendment would be substantially similar to the draft, dated July 18, 2007, of the Amendment reviewed by Jefferies Broadview. Jefferies Broadview also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Vertrue, Parent or the contemplated benefits of the Merger.

Jefferies Broadview’s opinion was based on economic, monetary, regulatory, market and other conditions existing and that could be evaluated as of the date of its opinion. Jefferies Broadview has no obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies Broadview may have become aware of or of which Jefferies Broadview could become aware after the date of its opinion.

The following is a brief summary of the analyses performed by Jefferies Broadview in connection with its opinion. This summary is not intended to be an exhaustive description of the analyses performed by Jefferies Broadview but includes all material factors considered by Jefferies Broadview in rendering its opinion. Jefferies Broadview drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the Revised Merger Consideration. Each analysis performed by Jefferies Broadview is a common methodology utilized in determining valuations. Although other valuation techniques may exist, Jefferies Broadview believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Jefferies Broadview to arrive at its opinion.

Discounted Cash Flow Analysis

Jefferies Broadview examined the value of Vertrue based on projected free cash flow estimates. The free cash flow estimates were generated utilizing financial projections from July 1, 2007 through June 30, 2010 that were prepared and furnished to Jefferies Broadview by Vertrue’s management and financial projections from July 1, 2010 through June 30, 2012 that were derived by Jefferies Broadview based on certain financial assumptions provided by Vertrue’s management and then confirmed by Vertrue’s management. A range of terminal values at June 30, 2012 was determined by ascribing terminal growth rates, which ranged from 2.5% to 3.5%, to the projected free cash flow for the trailing twelve-month period (“TTM”) ending June 30, 2012. Jefferies Broadview calculated a discount rate of 15.9% based on the Capital Asset Pricing Model using the calculated median capital structure adjusted beta for three of the four public company comparables (excluding Rewards Network, Inc.), adjusting for a market risk premium of 7.1% and then adding a size premium of 2.3%. Based on a range of terminal growth rates (2.5%-3.5%) and discount rates (15.0%-17.0%), Jefferies Broadview calculated values ranging from $45.83 to $57.30 per share with a median implied equity value of $50.91 per share, calculated using a discount rate of 16.0% and a terminal growth rate of 3.0%.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Vertrue’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

Comparable Transaction Analysis

Jefferies Broadview analyzed one previous transaction that it deemed most comparable to the Merger from a business model and product portfolio perspective, Apollo Management L.P.’s acquisition of Cendant Corporation’s Marketing Services Division (now known as Affinion Group, or “Affinion”), announced July 26, 2005. Jefferies Broadview reviewed other previous direct marketing and Internet-related transactions, determined that they involved targets very different from Vertrue in terms of business model, scale and breadth of offerings and consequently did not conduct detailed analyses of such other transactions.

Jefferies Broadview considered certain publicly available actual financial data relating to the Affinion transaction, including the adjusted purchase price ($1.825 billion) and the seller’s actual revenue ($1.474 billion) and EBITDA ($291.8 million) for the TTM prior to the announcement of the Affinion transaction. From this information, Jefferies Broadview calculated an Affinion transaction multiple of 6.25x TTM EBITDA, calculated based on financial data of Cendant Corporation’s Marketing Services Division set forth in Affinion’s Form S-4 filed with the SEC on May 8, 2006 and adjusted for non-recurring charges and gains, which Jefferies Broadview noted implied a per Vertrue share price of $33.57 based on Vertrue’s EBITDA for the TTM ended March 31, 2007.

The transaction utilized in the comparable transaction analysis is not identical to the Merger. In evaluating the transaction, Jefferies Broadview made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either Vertrue or the Sponsors. Mathematical analysis of comparable transaction data in isolation from other analyses is not an effective method of evaluating transactions.

Comparable Public Company Analysis

Comparable Public Company Analysis is a method of valuing an entity relative to publicly-traded companies with similar products or services, similar operating or financial characteristics, or servicing similar customers or markets. Jefferies Broadview reviewed and compared selected financial data for four publicly traded companies chosen by Jefferies Broadview that were deemed to be comparable to Vertrue. Jefferies Broadview selected these four companies based on their participation in the comparable offline and online consumer subscription services industry and their similar revenues to Vertrue (i.e., less than $1.5 billion in revenue for the TTM ended March 31, 2007). The comparable companies chosen by Jefferies Broadview included:

•	Intersections Inc.

•	Netflix, Inc.

•	Pre-Paid Legal Services, Inc.

•	Rewards Network Inc.

For each of the comparable companies, Jefferies Broadview calculated total market capitalization as a multiple of (i) that company’s EBITDA for the TTM ended March 31, 2007, as reflected in periodic reports filed with the SEC, and (ii) that company’s projected EBITDA, to the extent available, for the year ending December 31, 2007, as set forth in selected analyst reports. Total market capitalization (“TMC”) was calculated as equity market capitalization, plus total debt and preferred stock, less cash and cash equivalents as of March 31, 2007. Jefferies Broadview also calculated price-to-earnings (P/E) multiples for each of the comparable companies by dividing each company’s respective closing stock price on July 16, 2007 by (i) that company’s earnings per share (EPS) for the TTM ended March 31, 2007, as reflected in periodic reports filed with the SEC, and (ii) that company’s projected earnings per share, to the extent available, for the year ending December 31, 2007, as set forth in selected analyst reports.

Jefferies Broadview next calculated the corresponding multiples for Vertrue in the Merger on the same basis, but (i) defining equity market capitalization (for purposes of calculating TMC) as the $50.00 Revised Merger Consideration multiplied by the sum of the number of diluted shares outstanding plus the additional shares that would be issued upon conversion of convertible notes, (ii) using the Revised Merger Consideration instead of stock closing price, and (iii) using management projections instead of selected analyst reports for projected EBITDA and EPS for the year ending December 31, 2007.

The resulting multiples are set forth in the table below:

Projected
	TTM	12/31/07		Projected
Company	TMC/EBITDA	TMC/EBITDA	TTM/P/E	12/31/07 P/E

Pre-Paid Legal Services, Inc.	10.2x	NA	18.8x	NA
Rewards Network Inc.	10.2x	NM	NM	NM
Netflix, Inc.	4.1x	3.5x	25.8x	24.8x
Intersections Inc.(1)	6.3x	5.8x	18.5x	16.7x
Mean	7.7x	4.6x	21.0x	20.8x
High	10.2x	5.8x	25.8x	24.8x
Median	8.2x	4.6x	18.8x	20.8x
Low	4.1x	3.5x	18.5x	16.7x
Vertrue	8.7x	6.8x	18.8x	12.9x

(1)	Pro forma for acquisition of Chartered Marketing Services, Inc., which closed on July 5, 2006.

With respect to each ratio, a higher multiple implies a higher valuation. The comparable public company analyses performed by Jefferies Broadview indicated an implied Vertrue equity price per share ranging from $39.13 to $51.58 based on a 7.0 x — 9.0 x TTM EBITDA multiple (based on $88.9 million in EBITDA in the TTM ended March 31, 2007) and an implied Vertrue equity price per share ranging from $47.96 to $52.78 based on a 18.0 x —

20.0 x TTM P/E multiple (based on $35.1 million in net income in the TTM ended March 31, 2007). Jefferies Broadview noted that the Revised Merger Consideration of $50.00 was within this range.

No company utilized in the comparable public company analysis is identical to Vertrue. Jefferies Broadview made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Vertrue and the Sponsors. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Premiums Paid Analysis

Using publicly available information, Jefferies Broadview conducted premiums paid analyses using two different sets of transactions announced since January 1, 2005. The first set of transactions involved North American sellers in the consumer-focused digital media and marketing services industry and equity consideration between $100.0 million and $2.0 billion. The second set of transactions were going-private transactions in the North American software and services industry that involved equity consideration between $250.0 million and $2.0 billion.

First, Jefferies Broadview reviewed the following 13 consumer-focused digital media and marketing services transactions:

Announcement Date	Buyer	Seller

1) 5/17/2007	WPP Group LLC	24/7 Real Media, Inc.
2) 12/20/2006	Publicis Groupe S.A.	Digitas, Inc.
3) 5/5/2006	PPR S.A. (Redcats USA Inc)	The Sportsman’s Guide, Inc.
4) 3/6/2006	General Electric Company (NBC Universal, Inc.)	iVillage Inc.
5) 12/8/2005	Electronic Arts Inc.	JAMDAT Mobile Inc.
6) 12/5/2005	Liberty Media Corporation	Provide Commerce, Inc.
7) 11/16/2005	Nokia Corporation	IntelliSync Corp.
8) 8/11/2005	ValueClick, Inc.	Fastclick, Inc.
9) 8/9/2005	Vector Capital	Register.Com, Inc.
10) 7/18/2005	News Corporation	Intermix Media Inc.
11) 6/1/2005	eBay Inc.	Shopping.com Ltd.
12) 4/25/2005	Click Holding Corp (Hellman & Friedman and JMI Equity)	DoubleClick, Inc.
13) 3/21/2005	IAC/InterActiveCorp	Ask Jeeves Inc.

For each of the target companies involved in the 13 transactions, Jefferies Broadview examined the closing stock price one trading day, 40 trading days and 60 trading days prior to announcement of the relevant transaction in order to calculate the mean, high, 75th percentile, median, 25th percentile, and low premiums paid by the acquiror over the target’s closing stock price at those points in time. Jefferies Broadview then compared those premiums to the premium implied by the $50.00 Revised Merger Consideration over Vertrue’s undisturbed stock price of $39.20 on the date 40 trading days prior to March 16, 2007. A summary of the 40-trading day premiums observed in this first premiums paid analysis is set forth in the table below:

Mean	34.7%
High	139.0%
75th Percentile	46.3%
Median	24.4%
25th Percentile	10.7%
Low	2.5%
Vertrue	27.6%

Next, Jefferies Broadview reviewed the following 15 software and services going private transactions:

Announcement Date	Buyer	Seller

1) 3/23/2007	Hellman & Friedman, LLC	Kronos, Inc.
2) 2/7/2007	Caritor, Inc. (Citigroup Venture Capital Int’l.)	Keane, Inc.
3) 10/16/2006	Investor Group (The Carlyle Group And Providence Equity Partners)	Open Solutions Inc.
4) 10/13/2006	ClientLogic Corporation (Onex Corporation)	SITEL Corporation
5) 8/31/2006	Investor Group (led by Hellman & Friedman LLC, Texas Pacific Group, JMI Equity)	Intergraph Corporation
6) 5/16/2006	MBO (OEP)	NCO Group, Inc.
7) 5/15/2006	Infor Global Solutions (Golden Gate Capital)	SSA Global Technologies, Inc.
8) 4/27/2006	AttachmateWRQ (Francisco Partners, Golden Gate Capital and Thoma Cressey)	NetIQ Corporation
9) 3/13/2006	Investor Group (Management)	TNS, Inc.
10) 3/8/2006	Apollo Management, L.P.	SOURCECORP, Incorporated
11) 11/11/2005	Silver Lake Partners	Serena Software, Inc.
12) 11/7/2005	Golden Gate Capital	Geac Computer Corp Ltd.
13) 7/28/2005	The Carlyle Group	SS&C Technologies, Inc.
14) 4/25/2005	Click Holding Corp (Hellman & Friedman and JMI Equity)	DoubleClick Inc.
15) 1/27/2005	Infor Global Solutions (Golden Gate Capital)	MAPICS, Inc.

For each of the target companies involved in the 15 transactions, Jefferies Broadview examined the closing stock price one trading day, 40 trading days and 60 trading days prior to announcement of the relevant transaction in order to calculate the mean, high, 75th percentile, median, 25th percentile, and low premiums paid by the acquiror over the target’s closing stock price at those points in time. Jefferies Broadview then compared those premiums to the premium implied by the $50.00 Revised Merger Consideration over Vertrue’s undisturbed stock price of $39.20 on the date 40 trading days prior to March 16, 2007. A summary of the 40-trading day premiums observed in this second premiums paid analysis is set forth in the table below:

Mean	25.6%
High	68.0%
75th Percentile	29.7%
Median	20.7%
25th Percentile	12.4%
Low	0.6%
Vertrue	27.6%

Conclusion

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Jefferies Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Jefferies Broadview believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion. In performing its analyses, Jefferies Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Vertrue. The analyses performed by Jefferies Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Jefferies Broadview did not recommend any specific consideration to the Board of Directors or that any specific consideration constituted the only appropriate consideration with respect to the Amended Merger Agreement and the transactions contemplated thereby, including the Merger.

Miscellaneous

Jefferies Broadview has, in the past, provided financial advisory and financing services to Vertrue and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, Jefferies Broadview may seek to, in the future, provide financial advisory and financing services to Vertrue, Parent or entities that are affiliated with Vertrue or Parent, for which Jefferies Broadview would expect to receive compensation. In addition, you should note that a managing director of Jefferies Broadview is also a director of Vertrue.

Pursuant to an engagement letter dated November 27, 2006 (the “Jefferies Broadview Engagement Letter”), the Board of Directors agreed to cause Vertrue to pay Jefferies Broadview a fee in connection with rendering an opinion regarding the original merger consideration to be received by the holders of shares of the Common Stock, pursuant to the Merger Agreement (the “Jefferies Broadview March 20, 2007 Opinion”), $2 million of which was paid upon delivery of the Jefferies Broadview March 20, 2007 Opinion and approximately $6.3 million of which is payable upon consummation of the Merger (the “Contingent Fee”). Pursuant to an amendment to the Engagement Letter, dated July 18, 2007, the Board of Directors agreed to cause Vertrue to pay Jefferies Broadview a $0.5 million fee in connection with rendering the opinion, which fee became payable to Jefferies Broadview upon delivery of the opinion. If the Merger is consummated and the $0.5 million fee has been paid, it will be credited against the Contingent Fee, which will cause the Contingent Fee to be approximately $5.8 million. The Board of Directors has also agreed to cause Vertrue to reimburse Jefferies Broadview for its expenses incurred in connection with rendering the Jefferies Broadview March 20, 2007 Opinion and the opinion and to indemnify Jefferies Broadview against liabilities arising out of or in connection with the services rendered by Jefferies Broadview in connection with rendering the Jefferies Broadview March 20, 2007 Opinion and the opinion.

Jefferies Broadview and their affiliates, in the ordinary course of their business, may publish research reports regarding the securities of Vertrue and its affiliates, may trade or hold such securities for their own account and the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

Certain Management Financial Projections

Although Vertrue may periodically issue limited guidance to investors concerning its expected financial performance, Vertrue does not as a matter of course publicly disclose detailed financial projections. However, in connection with potential buyers’ review of Vertrue and in the course of the negotiations between Vertrue and potential buyers, Vertrue provided potential buyers, the Special Committee’s financial advisor, FTN, and Vertrue’s financial advisor, Jefferies Broadview, with non-public, financial projections for the years ending June 30, 2007 through June 30, 2010 prepared during the second quarter of fiscal year 2007 by Vertrue management for internal planning purposes. FTN and Jefferies Broadview used such financial projections in their financial analyses. A summary of these financial projections is set forth beginning on page 45 of the Definitive Proxy.

Purpose and Reasons for the Merger of the Brencourt Parties

For Brencourt Advisors (on behalf of accounts managed by it) the purpose of the Merger is to immediately realize in cash the value of its holdings in Vertrue. For Brencourt Equity, the purpose of the Merger is to allow it, along with the Sponsors and the management investors, to own the equity interests in Vertrue and to bear the rewards and risks of such ownership after shares of the Common Stock cease to be publicly traded.

The Brencourt Parties believe that it is best for Vertrue to operate as a privately held entity. As a privately held entity, Vertrue will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of Vertrue. Moreover, the Brencourt Parties believe that Vertrue’s future business prospects can be improved through the participation of a Brencourt Equity representative on Parent’s board of directors in the strategic direction and operations of Vertrue. Although the Brencourt Parties believe that there will be significant opportunities associated with its investment in Vertrue, it realizes that there are also substantial risks (including the risks and uncertainties relating to Vertrue’s prospects, including the prospects described in management’s projections summarized under “Opinions of Financial Advisors — Certain Management Financial Projections”).

Position of Gary A. Johnson as to Fairness

Under SEC rules, Gary A. Johnson is required to provide certain information regarding his position as to the fairness of the Merger to the unaffiliated stockholders of Vertrue. Gary A. Johnson is making the statements included in this section solely for purposes of complying with such requirements. Gary A. Johnson’s views as to the fairness of the Merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the Amended Merger Agreement.

Gary A. Johnson has interests in the Merger different from, and in addition to, the other stockholders of Vertrue. These interests are described under “— Interests of Vertrue’s Directors and Executive Officers in the Merger.”

Gary A. Johnson did not undertake a formal evaluation of the fairness of the Merger or engage a financial advisor for such purposes. However, Gary A. Johnson believes that the Amended Merger Agreement and the Merger are substantively and procedurally fair to the unaffiliated stockholders of Vertrue and has adopted the analyses and conclusions of the Special Committee based upon the reasonableness of those analyses and conclusions and his knowledge of Vertrue, as well as the factors considered by, and the findings of, the Special Committee with respect to the fairness of the Merger to such stockholders (see ‘‘— Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”), other than, in each case, with respect to the financial presentations of FTN and Jefferies Broadview which was provided for the information and assistance of the Special Committee and upon which Gary A. Johnson is not entitled to rely. Notwithstanding that Gary A. Johnson is not entitled to rely thereon, Gary A. Johnson did consider the fact that the Special Committee and the Board of Directors received opinions from FTN and Jefferies Broadview, respectively, to the effect that, as of the date of the fairness opinions, and based upon and subject to the various factors, assumptions, qualifications and limitations set out in the fairness opinions, the $50.00 price per share to be received by the unaffiliated stockholders was fair to such stockholders from a financial point of view (see “— Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”).

Furthermore, while Gary A. Johnson is a director of Vertrue, because of his differing interests in the Merger he did not participate in the negotiation of the Amended Merger Agreement or the evaluation or approval of the Amended Merger Agreement and the Merger. For these reasons, Gary A. Johnson does not believe that his interests in the Merger influenced the decision of the Board of Directors with respect to the Amended Merger Agreement or the Merger.

The foregoing discussion of the information and factors considered and given weight by Gary A. Johnson in connection with the fairness of the Amended Merger Agreement and the Merger is not intended to be exhaustive but is believed to include all material factors considered by Gary A. Johnson. Gary A. Johnson did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the Amended Merger Agreement and the Merger. Gary A. Johnson believes that these factors provide a reasonable basis for his belief that the Merger is fair to the unaffiliated stockholders of Vertrue.

Position of Parent, Merger Sub and the Sponsors as to Fairness

Under one interpretation of the rules governing “going private” transactions, one or more of Parent, Merger Sub and the Sponsors may be deemed to be affiliates of Vertrue and as such, in order to comply with the requirements of Rule 13e-3, may be required to express their beliefs as to the fairness of the Merger to our unaffiliated stockholders. Based on their interpretation, Parent, Merger Sub and the Sponsors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

None of Parent, Merger Sub or the Sponsors participated in the deliberation process of the Special Committee and none of them participated in the conclusions of the Special Committee or the Board of Directors of Vertrue that the Merger was fair to the unaffiliated stockholders of Vertrue, nor did they undertake any independent evaluation of the fairness of the Merger. However, based upon the same factors considered by, and the findings of, the Special Committee and the Board of Directors with respect to the fairness of the Merger to such unaffiliated stockholders as set forth in this Proxy Supplement (see “— Reasons for the Merger; Recommendation of the Special Committee

and of Our Board of Directors; Fairness of the Merger”), which findings and related analyses Parent, Merger Sub and the Sponsors adopt, other than, in each case, with respect to the financial presentations of FTN and Jefferies Broadview which were provided for the information and assistance of the Special Committee and the Board of Directors, and upon which Parent, Merger Sub and the Sponsors are not entitled to rely, Parent, Merger Sub and the Sponsors believe that the Amended Merger Agreement and the Merger are substantively and procedurally fair to the unaffiliated stockholders. Notwithstanding that Parent, Merger Sub and the Sponsors are not entitled to rely thereon, Parent, Merger Sub and the Sponsors considered the fact that the Special Committee and the Board of Directors received opinions from FTN and Jefferies Broadview, respectively, to the effect that, as of the date of the fairness opinions, and based upon and subject to the various factors, assumptions, qualifications and limitations set out in the fairness opinions, the $50.00 price per share to be received by the unaffiliated stockholders was fair to such stockholders from a financial point of view (see “— Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”).

While each of Parent, Merger Sub and the Sponsors believe that the Merger is substantively and procedurally fair to the unaffiliated stockholders, they attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of Vertrue, and, accordingly, did not negotiate the Amended Merger Agreement with a goal of obtaining terms that were fair to such stockholders. None of Parent, Merger Sub or the Sponsors believes that it has or had any fiduciary duty to Vertrue or its stockholders, including with respect to the Merger and its terms. The stockholders of Vertrue were, as described elsewhere in the Definitive Proxy and this Proxy Supplement, represented by the Special Committee that negotiated with the Sponsors on their behalf, with the assistance of independent legal and financial advisors.

The reasons of Parent, Merger Sub and the Sponsors as to the fairness of the Merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the amended Merger Agreement.

The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub and the Sponsors in connection with the fairness of the Amended Merger Agreement and the Merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, Merger Sub and the Sponsors. Parent, Merger Sub and the Sponsors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Amended Merger Agreement and the Merger. Parent, Merger Sub and the Sponsors believe that these factors provide a reasonable basis for their belief that the Merger is fair to the unaffiliated stockholders.

Position of the Brencourt Parties as to Fairness

Under one interpretation of the rules governing “going private” transactions, the Brencourt Parties may be deemed to be affiliates of Vertrue and as such, in order to comply with the requirements of Rule 13e-3, may be required to express their beliefs as to the fairness of the Merger to our unaffiliated stockholders. Based on their interpretation, the Brencourt Parties are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Brencourt Parties did not participate in the deliberation process of the Special Committee or in the conclusions of the Special Committee or the Board of Directors that the Merger was fair to the unaffiliated stockholders of Vertrue nor did they undertake any independent evaluation of the fairness of the Merger. However, based upon the same factors considered by, and the findings of, the Special Committee and the Board of Directors with respect to the fairness of the Merger to such unaffiliated stockholders as set forth in this Proxy Supplement (see “ — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”), which findings and related analyses the Brencourt Parties adopt, other than, in each case, with respect to the financial presentations of FTN and Jefferies Broadview which were provided for the information and assistance of the Special Committee and the Board of Directors and upon which the Brencourt Parties are not entitled to rely, the Brencourt Parties believe that the Amended Merger Agreement and the Merger are substantively and procedurally fair to the unaffiliated stockholders. Notwithstanding that the Brencourt Parties are not entitled to rely thereon, the Brencourt Parties considered the fact that the Special Committee and the Board of Directors received opinions from FTN and Jefferies Broadview, respectively, to the effect that, as of the date of the fairness opinions, and based upon and subject to the various factors, assumptions, qualifications and limitations set out in the fairness opinions, the $50.00 price per share to be received by the unaffiliated stockholders was fair to such stockholders from a financial point of view (see “ — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”).

On May 17, 2007, Brencourt Advisors wrote to the Company to express its views that the $48.50 per share in cash contained in the Merger Agreement as originally executed was too low and undervalued the Company by most measures, as more fully described in such letter (which Brencourt Advisors made public at the time via a filing on Schedule 13D, filed on May 18, 2007 and first amended on May 23, 2007). Brencourt Advisors in that letter suggested instead that the Company undertake a leveraged recapitalization transaction by borrowing sufficient sums to fund, together with cash on hand at the Company, a per share dividend of at least $30.00. On June 21, 2007, Brencourt Advisors wrote to the Company a second letter to once again express its views that the original merger consideration of $48.50 per share in cash was too low and undervalued the Company by several measures in addition to those disclosed in the May 17 letter, as more fully described in such letter (which Brencourt Advisors made public at the time via a filing amending the Schedule 13D) and once again suggested that the Board of Directors pursue an alternative value-enhancing transaction, including a leveraged recapitalization of Vertrue. Brencourt Advisors’ analysis was not performed with the benefit of any access to Company non-public information and Brencourt Advisors obtained no commitment from any funding source for its leveraged dividend plan.

Brencourt Advisors subsequently negotiated with the Sponsors an increase in the per share merger consideration and agreed to vote its shares of the Common Stock in favor of the transaction at the higher price of $50.00 per share. In making that decision, Brencourt Advisors was aware of recent difficulties in the corporate credit and equity markets that might present a greater risk for the proposed leveraged dividend transaction and equity valuation. Brencourt Advisors was also aware that, despite Brencourt Advisors’ public opposition to the Merger Agreement, no firm, credible and fully financed competing offer to acquire the Company had been made since the publication of Brencourt Advisors’ May 17 letter. In addition, Brencourt Advisors negotiated to have OEP and Rho Ventures increase its offer. Brencourt Advisors was advised that an investor, Oak, had indicated that it did not wish to invest in Parent if Parent increased the merger consideration to $50.00 per share. The Brencourt Parties believe that the transactions contemplated under the Amended Merger Agreement is the best transaction available to the Company stockholders, under current market conditions.

The Brencourt Parties do not believe that they have any fiduciary duty to Vertrue or its stockholders, including with respect to the Merger and its terms. The stockholders of Vertrue were, as described in the Definitive Proxy and elsewhere in this Proxy Supplement, represented by the Special Committee that negotiated with the Sponsors and Brencourt Advisors on their behalf, with the assistance of independent legal and financial advisors.

The reasons of the Brencourt Parties as to the fairness of the Merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the Amended Merger Agreement.

The foregoing discussion of the information and factors, considered and given weight by the Brencourt Parties in connection with the fairness of the Amended Merger Agreement and the Merger, is not intended to be exhaustive but is believed to include all material factors considered by the Brencourt Parties. The Brencourt Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Amended Merger Agreement and the Merger. The Brencourt Parties believe that these factors provide a reasonable basis for their belief that the Merger is fair to the unaffiliated stockholders.

Certain Effects of the Merger

If the Amended Merger Agreement is adopted by Vertrue’s stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Vertrue, with Vertrue being the Surviving Corporation. Vertrue will continue its operations as a privately-held company with all of its equity interests owned by Parent.

Effect on Outstanding Equity and Options

Upon the consummation of the Merger, each share of the Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Vertrue or any wholly owned subsidiary of Vertrue, shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent immediately prior to the effective time of the Merger or shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $50.00 in cash, without interest and less any applicable withholding taxes. Upon the consummation of the Merger, each outstanding option to purchase shares of the Common Stock, vested or unvested, will be cancelled and only entitle the holder of such option to receive a cash payment equal to the total number of shares of the Common Stock subject to such option multiplied by the amount (if any) by which $50.00 exceeds the option exercise price, without interest and less any applicable withholding taxes. Upon consummation of the Merger, each outstanding share of restricted stock will be cancelled and only entitle the holder of such restrictive stock to receive a cash payment of $50.00, without interest and less any applicable withholding taxes.

Effect on Ownership in Vertrue after the Merger

Following the Merger, the entire equity in the Surviving Corporation will be owned through Parent by the Sponsors, Brencourt Equity, Gary A. Johnson, any management investors and any additional investors that the Sponsors permit to invest in Parent, and these persons will be the sole beneficiaries of our future earnings and growth, if any, and will also bear the risks of ongoing operations, including the risks of any decrease in our value after the Merger and the operational and other risks related to the incurrence by the Surviving Corporation of significant additional debt as described in the Definitive Proxy beginning on page 52.

Following the Merger, Vertrue’s unaffiliated stockholders will have no interest in Vertrue’s net book value or net earnings. The table below sets forth the direct and indirect interests in Vertrue’s net book value and net earnings of Gary A. Johnson and Brencourt Equity prior to and immediately after the Merger, based upon the net book value of Vertrue of $0.59 per share as of March 31, 2007 and net income of Vertrue of $19,796,000 for the nine months ended March 31, 2007. Immediately following the Merger, the entire interest in Vertrue’s net book value and net income that is not ultimately held by Gary A. Johnson, the other management investors, Brencourt Equity or the Sponsors will be held through Parent by any additional investors that the Sponsors permit to invest in Parent or the Surviving Corporation.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$	%	$	%	$	%	$	%

Gary A. Johnson	700,767	11.5	2,266,757	11.5	666,545	9.1	1,799,636	9.1
OEP	N/A	N/A	N/A	N/A	5,332,364	72.7	14,397,091	72.7
Rho Ventures(3)	N/A	N/A	N/A	N/A	499,909	6.8	1,349,727	6.8
The Brencourt Parties	1,619,177	27.9	5,532,305	27.9	833,182	11.4	2,249,545	11.4

(1)	Based upon beneficial ownership as of July 18, 2007 and Vertrue’s net book value as of March 31, 2007 and net income for the nine months ended March 31, 2007.

(2)	Based upon Vertrue’s net book value of $7,332,000 as of March 31, 2007 and net income for the nine months ended March 31, 2007. Assumes an equity contribution of $220 million (the assumed aggregate equity investments) and does not give effect to any indebtedness to be incurred in connection with the Merger, and is subject to change based upon the final equity contribution. As of the date of this Proxy Supplement, several other members of Vertrue’s management team have been provided the opportunity to invest in Parent and, although no definitive agreements have been reached, several members of the management team are expected to invest in Parent; however, the equity investment by each member of senior management (other than Gary A. Johnson) is currently expected to represent an immaterial amount of the voting stock of Parent. Therefore, this table assumes that no equity investments are made by members of Vertrue’s senior management other than Gary A. Johnson. At or shortly after the consummation of the Merger, Parent is expected to adopt a new equity incentive plan pursuant to which key employees of Vertrue, including executive officers, will be given the opportunity to buy Parent’s restricted junior common stock, constituting, in the aggregate, up to 15% of Parent’s common equity. As of the date of this Proxy Supplement, it is anticipated that at or shortly following the Merger approximately 13% of Parent’s common equity will be issued to Vertrue’s senior management under the new equity incentive plan. Except for Gary A. Johnson, who is expected to be issued incentive equity representing 5.5% of Parent’s common stock, the equity investment of each manager under the new equity incentive plan is currently expected to represent an immaterial amount of the voting stock of Parent. Therefore, this table excludes the effect of any issuances under the new equity incentive plan.

(3)	Includes the current equity commitment of Rho Ventures. See “Financing of the Merger — Equity Financing.”

Financing of the Merger

Equity Financing

On July 18, 2007, Parent received an equity commitment letter from each of the Sponsors, pursuant to which each Sponsor committed to contribute to Parent in connection with the proposed Merger up to the respective amount of cash set forth below:

Sponsors	Commitment

OEP	$185,000,000
Rho Ventures	$15,000,000

In addition, on July 26, 2007, Brencourt Advisors, on behalf of Brencourt Equity, gave irrevocable notice to Parent that it was exercising the Brencourt Option to purchase equity securities of Parent in an amount of $25 million, which amount will reduce the amount invested by OEP by $25 million.

OEP may assign its committed amount to other investors. As of the date of this Proxy Supplement, no decision has been made regarding whether OEP will assign any of its committed amount to other investors. The obligation to fund the commitments under the equity commitment letters is subject to the satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligation to complete the Merger as set forth in the Amended Merger Agreement. Neither Vertrue nor any other person or entity other than Parent has any rights under the equity commitment letters. Each equity commitment letter will terminate upon the earliest of:

•	termination of the Amended Merger Agreement pursuant to its terms;

•	the consummation of the Merger; and

•	such time as Vertrue first seeks to enforce such Sponsor’s limited guarantee. See “Special Factors — Guarantees; Remedies” beginning on page 54 of the Definitive Proxy.

In addition, Gary A. Johnson has committed to contribute up to $20 million of the Common Stock (valued at $50.00 per share) to Parent in exchange for equity interests in Parent, see “— Update to Rollover and Voting Agreement” beginning on page S-42, and several other members of Vertrue’s management team have been provided an opportunity to purchase equity securities in Parent in connection with the consummation of the Merger. As of the date of this Proxy Supplement, although no definitive agreements have been reached, several members of the management team are expected to invest in Parent; however, the equity investment by each management investor, excluding Gary A. Johnson, is currently expected to represent an immaterial amount of the voting stock of Parent.

Debt Financing

The debt financing remains the same as that described in the Definitive Proxy (see “Special Factors — Financing of the Merger — Debt Financing” beginning on page 52 of the Definitive Proxy).

Interests of Vertrue’s Directors and Executive Officers in the Merger

Benefits Accruing Prior to or Upon the Merger

Vertrue Equity Compensation and Bonus Plans

Upon the consummation of the Merger, all of our equity compensation awards (including our awards held by executive officers) will be subject to the following treatment:

•	all outstanding stock options, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding options multiplied by the amount (if any) by which $50.00 exceeds the option exercise price, and

•	all outstanding shares of restricted stock will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding shares of restricted stock multiplied by $50.00.

See the Definitive Proxy (“The Merger Agreement — Merger Consideration and Effects of Merger” and “The Merger Agreement — Employee Benefit Plans”) for a more complete discussion of the treatment of employee benefit plans.

The table below lists our CEO, Gary A. Johnson, and our other executive officers who served during the year ended December 31, 2006 (collectively, the “Named Executive Officers”), as well as their respective ages and positions held as of December 31, 2006.

Name	Age	Position

Gary A. Johnson	52	President and Chief Executive Officer, Director
James B. Duffy	53	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Vincent E. DiBenedetto	50	Executive Vice President of Health and Insurance Services

Gary A. Johnson, our co-founder, has served as President, CEO, and a director since our inception in 1989.

James B. Duffy has served as our Executive Vice President and Chief Financial Officer since he joined us in 1996. As of July 1, 2006, Mr. Duffy was also appointed as our Chief Operating Officer.

Vincent DiBenedetto has served as our Executive Vice President of Health and Insurance Services since he joined us in 2000.

The table below sets forth, as of July 18, 2007 (for each of our “named executive officers,” and our executive officers as a group): (i) the number of stock options held by such person, including unvested stock options that will vest upon the consummation of the Merger, (ii) the cash payment that may be made in respect of the foregoing employee stock options upon the consummation of the Merger, (iii) the aggregate number of shares of restricted stock that will vest upon consummation of the Merger, (iv) the aggregate cash payment that will be made in respect of the foregoing restricted stock upon the consummation of the Merger, (v) the estimated cash payments made under each of the Management Incentive Plan and the Long-Term Incentive Plans (collectively referred to as the “Incentive Plans”) upon the consummation of the Merger, (vi) the cash payment that will be made in respect of all other stock owned by such person (including shares owned through employee benefit plans, but excluding stock options and restricted stock) and (vii) the total cash payment such person will receive in respect of all payments described in this table if the Merger is consummated (in all cases before applicable withholding taxes).

					Other
	Vested and Unvested						Cash Payment
	Stock Options		Restricted Stock		Management	Long-Term	for Other	Total
		Cash		Cash	Incentive	Incentive	Beneficially	Cash
	Number	Payment	Number	Payment	Plans	Plan	Owned Stock	Payment

Gary A. Johnson	630,710	16,090,437	0	0	58,334	513,819	31,751,550	48,414,140
James B. Duffy	342,507	8,798,032	0	0	23,750	256,945	3,204,500	12,283,227
Vincent E. DiBenedetto	142,820	3,960,898	0	0	13,347	123,334	3,167,050	7,264,629

Total of all Executive Officers	1,116,037	28,849,367	0	0	95,431	894,098	38,123,100	67,961,996

Benefits Accruing after the Merger

Gary A. Johnson’s Investment in Parent

In connection with the Merger Agreement, Parent and Gary A. Johnson entered into a letter agreement (as amended, the “Rollover Commitment Letter”) pursuant to which Gary A. Johnson agreed to contribute his shares of the Common Stock valued at $20 million to Parent immediately before the consummation of the Merger in exchange for equity interests in Parent. Each share that Gary A. Johnson contributes shall be valued at $50.00 per share. Gary A. Johnson’s equity investment, inclusive of his expected interest in restricted equity under Parent’s equity incentive plan, is expected to represent approximately 13.2% of the outstanding voting stock of Parent, as of the closing of the Merger. For more information on the Rollover Commitment Letter, see “Rollover and Voting Agreement,” in the Definitive Proxy, beginning on page 76.

Other Management Investors

Subsequent to the signing of the Amended Merger Agreement, several other members of Vertrue’s management team were provided an opportunity to invest in Parent by purchasing equity securities of Parent in connection with the consummation of the Merger. As of the date of this Proxy Supplement, although no definitive agreements have been reached, several other members of the management team are expected to invest in Parent; however, the equity investment by each management investor, excluding Gary A. Johnson, is currently expected to represent an immaterial amount of the voting stock of Parent; and the equity investment of Gary A. Johnson in Parent is currently expected to represent approximately 13.2% of the outstanding voting stock of Parent as of the closing of the Merger. As of the date of this Proxy Supplement, Vertrue senior management (including Gary A. Johnson’s 11.5% beneficial interest) beneficially owns approximately 18.4% of our outstanding Common Stock.

Fees and Expenses of the Merger

We estimate that we have incurred or will incur, and have paid or will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $14,756,000. This amount includes the following estimated fees and expenses:

Amount to
Description	be Paid

SEC filing fee	$16,949.82
Printing, proxy solicitation and mailing expenses	$329,150.00
Financial, legal, accounting and tax advisory fees and expenses	$14,151,000.00
Miscellaneous expenses	$258,900.18

Total	$14,756,000.00

These expenses will not reduce the Revised Merger Consideration to be received by Vertrue’s stockholders in the Merger.

UPDATE TO ROLLOVER AND VOTING AGREEMENT

On July 18, 2007, Gary A. Johnson and Parent entered into an amendment to the rollover and voting agreement to reflect the change in the merger consideration from $48.50 per share in cash to $50.00 per share in cash. Immediately prior to the Merger, Gary A. Johnson will contribute up to the value of $20 million of his shares of the Common Stock to Parent in exchange for equity interests in Parent. Each share of the Common Stock so contributed will be valued at $50.00 for purposes of the contribution.

BRENCOURT VOTING AGREEMENT

Following our decision to enter into the Amendment with Parent and Merger Sub, Brencourt Advisors entered into the Brencourt Voting Agreement. Set forth below is a summary of the material terms of the Brencourt Voting Agreement, but is not intended to be an exhaustive discussion of the Brencourt Voting Agreement:

•	Brencourt Advisors was granted an option, for itself and/or one or more of its managed accounts, to acquire an interest in equity securities of Parent in an amount of not less than $10 million and not more than $25 million. On July 26, 2007, Brencourt Advisors gave irrevocable notice to Parent that it was exercising the option, on behalf of Brencourt Equity, to invest in equity securities of Parent in an amount of $25 million;

•	Brencourt Advisors agreed, on its behalf and on behalf of its managed accounts and funds, that it will vote or execute consents in respect of each share of Common Stock with respect to which it has voting power: (i) in favor of the adoption of the Amended Merger Agreement, the Merger and the other transactions contemplated thereby, (ii) at Parent’s direction, in favor of any further adjournments of the Special Meeting and (iii) against any action that would or is designed to delay, prevent or frustrate the Merger and the other transactions contemplated by the Amended Merger Agreement. As of the date of this Proxy Supplement, Brencourt Advisors owned approximately 27.9% of the outstanding shares of the Common Stock. As of the date of this Proxy Supplement, Brencourt Advisors and Gary A. Johnson owned an aggregate of approximately 34.4% of the outstanding shares of the Common Stock; and

•	Brencourt Advisors agreed that, without the prior written consent of Parent, it will not transfer any of its Common Stock.

The Brencourt Voting Agreement will terminate upon the first to occur of (i) the termination of the Amended Merger Agreement or (ii) the effective time of the Merger.

UPDATE TO IMPORTANT INFORMATION ABOUT VERTRUE

Market Price and Dividend Data

Market Price

The Common Stock is quoted for trading on the NASDAQ under the symbol “VTRU.” The following table sets forth, for the fiscal quarters indicated, the high and low sale prices per share, as reported on the NASDAQ Composite Tape.

	High	Low

FISCAL YEAR ENDED JUNE 30, 2005
First Quarter	$29.71	$24.04
Second Quarter	$38.71	$24.42
Third Quarter	$42.18	$34.56
Fourth Quarter	$39.64	$29.15
FISCAL YEAR ENDED JUNE 30, 2006
First Quarter	$40.62	$33.64
Second Quarter	$39.80	$33.50
Third Quarter	$45.39	$33.33
Fourth Quarter	$44.57	$36.42
FISCAL YEAR ENDED JUNE 30, 2007
First Quarter	$46.99	$39.32
Second Quarter	$46.25	$36.54
Third Quarter	$49.96	$36.17
Fourth Quarter	$48.78	$47.22
FISCAL YEAR ENDING JUNE 30, 2008
First Quarter (through July 30, 2007)	$50.00	$48.10

The closing sale price of the Common Stock on the NASDAQ on January 23, 2007, the last trading day prior to press reports of a potential acquisition of Vertrue, was $40.12 per share. The $50.00 per share to be paid for each share of the Common Stock in the Merger represents a premium of approximately 24.6% to the closing price on January 23, 2007, the last trading day prior to (i) press reports of a potential acquisition of Vertrue, and (ii) the Company’s press release announcing its second quarter earnings. On March 21, 2007, the last trading day prior to the announcement of the execution of the Merger Agreement the closing sale price of the Common Stock on the NASDAQ was $47.58. On July 30, 2007, the last trading day for which information was available prior to the date of the first mailing of this Proxy Supplement, the closing sale price of the Common Stock on the NASDAQ was $49.13. You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares.

Dividend Data

We have not declared or paid any cash dividends to date and anticipate that all of our earnings in the foreseeable future will be retained for use in our business and to repurchase the Common Stock under our stock repurchase program.

Prior Stock Purchases

The following table sets forth information regarding purchases of the Common Stock by Vertrue, Gary A. Johnson and Brencourt Advisors, showing the number of shares of the Common Stock purchased by each, the range of prices paid for such shares and the average price paid per quarter for the past two years.

Quarter Ended
	9/30/05			12/31/05
	Range of	Average	Number of	Range of	Average	Number of
	Price($)	Price($)	Shares	Price($)	Price($)	Shares

Gary A. Johnson	—	—	—	—	—	—
Vertrue	$34.67 - $35.24	$35.01	49,900	$35.82 - $37.27	$36.97	114,900
Brencourt Advisors	—	—	—	—	—	—

	Quarter Ended
	3/31/06			06/30/06
	Range of	Average	Number of	Range of	Average	Number of
	Price($)	Price($)	Shares	Price($)	Price($)	Shares

Gary A. Johnson	$13.00	$13.00	21,000	—	—	—
Vertrue	$35.38 - $43.36	$42.17	110,700	$38.67 - $41.54	$38.97	222,600
Brencourt Advisors	—	—	—	—	—	—

Quarter Ended
	9/30/06			12/31/06
	Range of	Average	Number of	Range of	Average	Number of
	Price($)	Price($)	Shares	Price($)	Price($)	Shares

Gary A. Johnson	—	—	—	—	—	—
Vertrue	$41.13 - $43.52	$41.92	62,642	$39.92	$39.92	3,400
Brencourt Advisors	—	—	—	—	—	—

	Quarter Ended
	3/31/07			06/30/07
	Range of	Average	Number of	Range of	Average	Number of
	Price($)	Price($)	Shares	Price($)	Price($)	Shares

Gary A. Johnson	—	—	—	$16.00	$16.00	21,000
Vertrue	—	—	—	—	—	—
Brencourt Advisors	$37.93-$49.60	$43.71	428,249	$47.02-$49.08	$48.16	2,316,118

*	Of these shares, Brencourt Credit Opportunities Master, Ltd. purchased 278,362 shares in the first quarter and 1,170,771 shares in the second quarter. The remaining shares were purchased by other funds and accounts managed by Brencourt Advisors.

The table below sets forth the transactions in the Common Stock by Michael T. McClorey and Alec L. Ellison, two of Vertrue’s directors, James B. Duffy, Vertrue’s Executive Vice President and Chief Financial Officer, and Brencourt Advisors during the past 60 days. Michael T. McClorey effected such transactions pursuant to a Rule 10b-5 trading plan, which is a pre-established trading program that establishes certain standards and criteria for Vertrue’s directors, executive officers and other officers to purchase or sell the Common Stock with a view to permit such insiders to legally accomplish their trading goals while at the same time reducing the risk that sales by such insiders will negatively impact Vertrue’s stock price or market perception.

	Amount of
	Securities Acquired		Transaction		Exercise Price or
Name	(A) or Disposed (D)		Date	Title of Security	Price Per Share

Michael T. McClorey, Vertrue Director	1,100	(A)	6/1/07	Common Stock	$7.98
	900	(D)	6/1/07	Common Stock	$48.21
	200	(D)	6/1/07	Common Stock	$48.20
	1,100	(A)	7/2/07	Common Stock	$7.98
	1,100	(D)	7/2/07	Common Stock	$48.76
Alec L. Ellison Vertrue Director	50,000	(A)	6/8/07	Common Stock	$29.56
James B. Duffy Executive Vice President and Chief Financial Officer	14,000	(A)	6/5/07	Common Stock	$16.00
Brencourt Advisors	1,805,778	(A)	7/11/07	Common Stock	$48.91

Except as set forth above, there have been no transactions in shares of the Common Stock during the past 60 days by Vertrue or any of its officers or directors, or by any of its majority-owned subsidiaries or any of its pension, profit-sharing or similar plans, or by Gary A. Johnson or any of his associates.

None of Parent, Merger Sub or the Sponsors have purchased the Common Stock since March 22, 2007.

Security Ownership of Certain Beneficial Owners and Management

The table below shows certain information based on the latest available public information, with respect to the beneficial ownership of the Common Stock as of July 18, 2007 by

•	each person known by us to beneficially own more than 5% of the outstanding shares of the Common Stock,

•	each of our current directors and executive officers, and

•	all current directors and executive officers of Vertrue as a group.

The percentages of shares outstanding provided in the tables are based on 9,820,046 shares of the Common Stock outstanding as of July 18, 2007. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse with respect to all shares of the Common Stock listed as owned by the person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of July 18, 2007 are considered outstanding for the purpose of calculating the percentage of outstanding shares of the Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is Vertrue Incorporated, 20 Glover Avenue, Norwalk, Connecticut 06850.

		Percentage of
	Number of Shares	Common Stock
Name and Address of Beneficial Owners	Beneficially Owned(1)	Outstanding

Brencourt Advisors, LLC. 600 Lexington Avenue, 8th Floor New York, NY 10022	2,744,367	27.9%
Ramius Capital Group, LLC(2) 666 Third Avenue, 26th Floor New York, New York 10017	962,146	9.8%
Barclays Global Investors NA(3) 45 Fremont Street San Francisco, CA 94105	529,063	5.4%

Directors, Executive Officers and Nominees

Gary A. Johnson(4)	1,187,741	11.5%
James B. Duffy(5)	369,847	3.7%
Vincent DiBenedetto(6)	191,786	1.9%
Alec L. Ellison(7)	70,235	*
Robert Kamerschen(8)	54,601	*
Edward M. Stern(9)	53,601	*
Marc S. Tesler(10)	49,694	*
Michael T. McClorey(11)	42,031	*
Joseph E. Heid(12)	7,297	*
All current directors and executive officers as a group (9 persons)(12)	2,026,833	18.4%

*	Less than or equal to 1%.

(1)	The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	Each of C4S&Co., L.L.C. (serving as managing member of Ramius Capital Group, LLC) and Peter A. Cohen, Morgan B. Stark, Thomas N. Strauss and Jeffrey M. Solomon (serving as co-managing members of C4S&Co., L.L.C.) may be deemed the beneficial owner of 962,146 shares of the Common Stock.

(3)	Includes 252,644 shares held by Barclays Global Find Advisors and 5,875 shares held by Barclays Global Investors, Ltd.

(4)	Includes 552,710 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after July 18, 2007. Includes 54,000 shares held in trust for the benefit of Gary A. Johnson’s children. Gary A. Johnson disclaims beneficial ownership of such shares.

(5)	Includes 305,757 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after July 18, 2007.

(6)	Includes 128,445 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after July 18, 2007.

(7)	Includes 3,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after July 18, 2007.

(8)	Includes 50,500 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after July 18, 2007.

(9)	Includes 50,500 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after July 18, 2007.

(10)	Includes 43,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after July 18, 2007.

(11)	Represents 38,300 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after July 18, 2007.

(12)	Includes 5,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after July 18, 2007.

(13)	Includes 1,177,212 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after July 18, 2007.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

Vertrue may ask its stockholders to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Amended Merger Agreement. We currently intend to propose adjournment at the Special Meeting on July 31, 2007, for the sole purpose of adjourning it until August 15, 2007, at 9:30 a.m., Eastern Time, at the Stamford Marriott Hotel & Spa, 243 Tresser Boulevard, Stamford, Connecticut, in order to permit the solicitation of additional proxies and to provide stockholders with additional time to consider the changes to the Merger Agreement, including the Revised Merger Consideration, and to review this Proxy Supplement. If the proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires, in the event a quorum is present, the affirmative vote of the holders of Common Stock representing a majority of the votes cast on the matter, and, if a quorum is not present, the affirmative vote of the holders of a majority of the shares of the Common Stock present or represented by proxy and entitled to vote on the matter.

The Board of Directors recommends that you vote “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this Proxy Supplement, our Board of Directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “Investors Relations” section of our website at www.Vertrue.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Supplement, and therefore is not incorporated by reference.

Statements contained in this Proxy Supplement, or in any document incorporated in this Proxy Supplement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this Proxy Supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Supplement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Supplement and before the date of the Special Meeting:

Vertrue Filings	Periods

Annual Report on Form 10-K	Years ended June 30, 2006 and June 30, 2005
Proxy Statement on Schedule 14A	Filed on October 12, 2006 and June 12, 2007
Quarterly Reports on Form 10-Q	Quarters ended September 30, 2006, December 31, 2006 and March 31, 2007
Current Reports on Form 8-K	Filed on July 6, 2006, March 22, 2007, June 12, 2007, July 6, 2007, July 12, 2007, July 19, 2007 and July 30, 2007

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Proxy Supplement.

You may request a copy of the documents incorporated by reference into this Proxy Supplement, excluding certain exhibits, by writing to or telephoning us. We will provide to each requesting stockholder, without charge, upon your written or oral request and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this Proxy Supplement (excluding certain exhibits). Requests for documents should be directed to the General Counsel, Vertrue Incorporated, 20 Glover Avenue, Norwalk, Connecticut 06850; (203) 324-7635. If you would like to request documents from us, please do so at least five business days before the date of the Special Meeting in order to receive timely delivery of those documents prior to the Special Meeting.

THIS PROXY SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY SUPPLEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY SUPPLEMENT. THIS PROXY SUPPLEMENT IS DATED JULY 31, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY SUPPLEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT (hereinafter called this “Amendment”), dated as of July 18, 2007, among Vertrue Incorporated, a Delaware corporation (the “Company”), Velo Holdings Inc., a Delaware corporation (“Parent”), and Velo Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), to the Agreement and Plan of Merger, dated as of March 22, 2007 (the “Merger Agreement”), among the Company, Parent and Merger Sub. Unless otherwise specifically defined in this Amendment, each capitalized term used in this Amendment shall have the meaning assigned to such term in the Merger Agreement.

WHEREAS, Section 9.2 of the Merger Agreement provides that the Merger Agreement may be amended by written agreement executed and delivered by the Company, Parent and Merger Sub; and

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have unanimously approved and declared advisable this Amendment.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

1. Recital. The reference of Oak Investment Partners XII, L.P. shall be deleted from the definition of “Guarantors” in the Recital of the Merger Agreement.

2. Amendment to Section 4.1(a). Section 4.1(a) of the Merger Agreement is amended by replacing the phrase “$48.50 per Share in cash, without interest (the “Per Share Merger Consideration”)” with the phrase “$50.00 per Share in cash, without interest (the “Per Share Merger Consideration”)”.

3. Amendment to Section 5.1(b). The second sentence of Section 5.1(b) of the Merger Agreement is amended by inserting after the words “warrants or rights” the phrase “(except as provided in the Stockholder Protection Rights Agreement between the Company and American Stock Transfer & Trust Company, dated as of July 3, 2007 (the “Company Rights Plan”))”. Section 5.1(b) of the Company Disclosure Letter is hereby amended by inserting therein a reference to the Company Rights Plan.

4. Amendment to 5.1(c)(ii)(C). Section 5.1(c)(ii)(C) of the Merger Agreement is amended by restating Section 5.1(c)(ii)(C) in its entirety to read as follows:

“(C) (I) received the opinion of its financial advisor Jefferies Broadview (and the special committee of the board of directors of the Company has received the opinion of its financial advisor FTN Midwest Securities) on or prior to March 22, 2007 to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinions, to such holders, and (II) received a separate opinion of its financial advisor Jefferies Broadview (and the special committee of the board of directors of the Company has received a separate opinion of its financial advisor FTN Midwest Securities) on July 18, 2007 to the effect that the consideration to be received by the holders of the Shares in the Merger (upon giving effect to this Amendment) is fair from a financial point of view, as of the date of such opinions, to such holders.”

5. Amendment to Section 5.2(e)(ii). The reference to Oak Investment Partners XII, L.P. shall be deleted from the definition of “Equity Financing Commitments” in Section 5.2(e)(ii) of the Merger Agreement.

6. Amendment to Section 5.2. Section 5.2(k) of the Merger Agreement is deleted in its entirety.

7. Representations and Warranties of the Company.

(a) Corporation Authority. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Amendment and, subject only to adoption of the Merger Agreement, as amended by this Amendment, by the Company Requisite Vote, to perform its obligations under the Merger Agreement, as amended by this Amendment, and to consummate the Merger. This Amendment has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Approval. The board of directors of the Company has unanimously determined that it is in the best interests of the Company and its stockholders to enter into this Amendment and approved and declared advisable the Merger Agreement, as amended by this Amendment, and recommended adoption of the Merger Agreement, as amended by this Amendment, by the stockholders of the Company.

(c) 203 Approval. The board of directors of the Company has unanimously approved the execution, delivery and performance of (i) the Merger Agreement, as amended by this Amendment, and the transactions contemplated thereby, including, without limitation, the Merger and (ii) the agreement, dated July 18, 2007 (the “Brencourt Agreement”), between Parent and Brencourt Advisors, LLC and the transactions contemplated thereby, in each case under Section 203 of the DGCL such that, assuming the representations and warranties set forth in Section 8(b) of this Amendment are true and correct, the Merger Agreement, as amended by this Amendment, and the transactions contemplated thereby, including, without limitation, the Merger, in each case shall not be subject to the restrictions of Section 203(a) of the DGCL if such restrictions might otherwise be applicable.

8. Representations and Warranties of Parent and Merger Sub.

(a) Corporation Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Amendment and, subject only to adoption of the Merger Agreement, as amended by this Amendment, by the Parent Requisite Vote, to perform its obligations under the Merger Agreement, as amended by this Amendment, and to consummate the Merger. This Amendment has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Section 203 of the DGCL. Other than as a result of the execution, delivery and performance of the Brencourt Agreement by the parties thereto after the Brencourt Agreement was approved by the board of directors of the Company as provided in Section 7(c) of this Amendment, neither Parent nor Merger Sub is, and at no time since March 21, 2004 has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

9. Miscellaneous Provisions.

(a) No Further Amendment. Except as expressly amended by this Amendment, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, representations, warranties, covenants and provisions thereof shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein, the Company Disclosure Letter, the Parent Disclosure Letter or any of the documents referred to therein or otherwise affect or operate as a waiver or relinquishment of any of the rights of any party under any of them. Except as expressly amended by this Amendment, this Amendment does not constitute a waiver of any condition or other provision of the Merger Agreement.

(b) Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and Parent, Merger Sub and the Company shall be bound by this Amendment. From and after the execution of this Amendment by Parent, Merger Sub and the Company, any reference to the Merger Agreement, the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed a reference to the Merger Agreement, the Company Disclosure Letter or the Parent Disclosure Letter as amended, respectively, by this Amendment.

(c) Other Miscellaneous Terms. The provisions of Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment and to the Merger Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

VERTRUE INCORPORATED

By	/s/ George W.M. Thomas
Name: George W.M. Thomas

Title:	Senior Vice President and General Counsel

VELO HOLDINGS INC.

By	/s/ James Koven
Name: James Koven

Title:	Vice President and Secretary

VELO ACQUISITION INC.

By	/s/ James Koven
Name: James Koven

Title:	Vice President and Secretary

ANNEX B

OPINION OF FTN MIDWEST SECURITIES

July 18, 2007

Special Committee of the Board of Directors
Vertrue Incorporated
20 Glover Avenue
Norwalk, CT 06850

Dear Members of the Special Committee Board:

We understand that Vertrue Incorporated (“Vertrue” or the “Company”), Velo Holdings Inc. (“Parent”) and Velo Acquisition Inc., a wholly owned subsidiary of Parent (“Transitory Subsidiary”), entered into an Agreement and Plan of Merger, dated as of March 22, 2007 (the “Original Agreement”), and entered into the Amendment to the Agreement and Plan of Merger, dated as of July 18, 2007 (the “Amendment” and, the Original Agreement as so amended, the “Agreement”) pursuant to which Transitory Subsidiary will merge with and into Vertrue, as a result of which the Company shall continue its existence and become a wholly owned subsidiary of the Parent (collectively, the “Transaction”). Pursuant to the Agreement, at the Effective Time, the outstanding shares of common stock, par value $0.01 per share, of Vertrue (other than shares held in the treasury of Vertrue and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive $50.00 in cash per share (the “Merger Consideration”) as more fully set forth in the Agreement. The terms and conditions of the Merger are more fully detailed in the Agreement. Capitalized terms used but not defined in this letter shall have the meaning set forth in the Agreement.

You have requested our opinion as to whether the Merger Consideration is fair, as of the date hereof, from a financial point of view, to the stockholders of the Company.

FTN Midwest Securities Corp. (“FTN Midwest”), as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed securities, and other transactions. We have been retained by Vertrue to advise the Special Committee of its Board of Directors (the “Special Committee”) in connection with the Special Committee’s consideration of various strategic alternatives,

Although this information has been obtained from sources which we believe to be reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results. Changes in any assumptions may have a material effect on projected results.

FTN Midwest Securities Corp (MWRE), FTN Financial Securities Corp (FFSC), and FTN Financial Capital Assets Corporation are wholly owned subsidiaries of First Tennessee Bank National Association (FTB). MWRE and FFSC are members of the NASD and SIPC (http://www.sipe.org/). Equity research is provided by MWRE. FTN Financial Group and FTN Financial Capital Markets are divisions of FTB. FTN Financial Group, through FTB or its affiliates, offers investment products and services.

including a possible sale of the Company. We have participated in certain of the negotiations leading to the transaction contemplated by the Agreement. FTN Midwest provides

FTN Midwest Securities Corp
Investment Banking
350 Madison Avenue, 20th Floor
New York, New York 10017
212.418.5080 / Fax: 212.418.5081
www.ftnmidwest.com

a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions in and hold securities of the Company or JP Morgan Chase & Co., an affiliate of Parent, for its own account and for the accounts of its customers. FTN Midwest will receive a fee for rendering this opinion.

In rendering our opinion, we have, among other things:

1.) reviewed the terms of the Original Agreement;

2.) reviewed the terms of the Amendment;

3.) reviewed Vertrue’s annual reports to stockholders and Annual Reports on Form 10-K for the five fiscal years ended June 30, 2006, and Vertrue’s interim report to stockholders and Quarterly Report on Form 10-Q for the nine months ended March 31, 2007;

4.) reviewed certain internal financial and operating information concerning Vertrue, including quarterly financial projections through June 30, 2010 prepared and furnished to us by Vertrue management;

5.) participated in discussions with Vertrue management concerning the operations, business strategy, current financial performance and prospects for the Company;

6.) discussed with Vertrue management and the Special Committee their views of the strategic rationale for the Transaction;

7.) compared certain aspects of Vertrue’s financial performance with public companies we deemed comparable;

8.) analyzed available public information concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction;

9.) performed such other studies and analyses as we deemed appropriate; and

10.) assisted in negotiations and discussions related to the Transaction among Vertrue, Parent and their respective financial and legal advisors;

In addition to the foregoing, we performed such other studies, analyses, and investigations and considered such other financial, economic and market criteria as we considered appropriate in arriving at our opinion. Our analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all such analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Vertrue or its advisors. With respect to the financial projections examined by us, we have assumed, with your permission, that they were reasonably prepared and reflect the best available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We express no view with respect to such projections or the information and data or other assumptions on which they were based. Management of the Company advised us that there are significant risks involved in achieving such financial projections. Accordingly, management of the Company informed us that the projections may not be achieved. However, management of the Company has not to date revised the projections examined by us. We have also assumed, with your permission, that in the course of obtaining the necessary regulatory and third party approvals, consents and releases for the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the Transaction and that the Transaction will be consummated in accordance with applicable laws and regulations and the terms of the Agreement, without waiver, amendment or modification of any material term, condition or agreement. Our opinion does not address the relative merits of the Transaction as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Transaction. Further, this opinion addresses only the fairness from a financial point of view of the Merger Consideration to the stockholders of the Company as a whole, as of the date hereof, and does not address any other aspect of the Transaction, including the amount of the Merger Consideration to be received by the holders of any class of shares of the capital stock of the Company. We have not made or taken into account any independent appraisal or valuation of any of Vertrue’s assets or liabilities (contingent or otherwise). We express no view as to the federal, state or local tax consequences of the Transaction.

For purposes of this opinion, we have assumed that Vertrue is not currently involved in any material transaction other than the Transaction, other publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion and this opinion speaks only as of the date hereof.

It is understood that this opinion is for the information of the Special Committee in connection with its consideration of the Transaction and does not constitute a recommendation to any holder of Vertrue stock, or any other person, as to how such person should vote or act with respect to the Transaction and may not be relied upon by any third party.

Based upon and subject to the foregoing qualifications and limitations and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company,

Sincerely,

FTN Midwest Securities Corp.

ANNEX C

OPINION OF JEFFERIES BROADVIEW

Jefferies Broadview
1050 Winter Street
Waltham, MA 02451
tel 781.522.8400
fax 781.522.8484
www.jefferiesbroadview.com

July 18, 2007

Board of Directors
Vertrue Incorporated
20 Glover Avenue
Norwalk, CT 06850

Members of the Board of Directors:

We understand that Vertrue Incorporated (the “Company”), a consortium led by One Equity Partners II, LP (“Velo Holdings Inc.” or “Parent”), and Velo Acquisition Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of March 22, 2007 (the “Merger Agreement”), and that the Company, the Parent and Merger Sub will enter into an amendment of the Merger Agreement (the “Amendment”) to increase the consideration to $50.00 in cash per share from the $48.50 in cash per share contemplated by the Merger Agreement (as amended by the Amendment, the “Amended Merger Agreement”). Pursuant to the Amended Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares of Common Stock held in the treasury of the Company or owned by the Company, a subsidiary of the Company, Parent or Merger Sub, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $50.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Amended Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Amended Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

In arriving at our opinion, we have, among other things:

(i) reviewed an executed copy of the Merger Agreement;

(ii) reviewed a draft, dated July 18, 2007, of the Amendment;

(iii) reviewed certain publicly available financial and other information about the Company;

(iv) reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(v) held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(vi) reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vii) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

(viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Amended Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the Amendment will be substantially similar to draft, dated July 18, 2007, of the Amendment reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Amended Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Amended Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock. We express no opinion as to the price at which shares of Common Stock will trade at any time.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and we are receiving a fee for our services, a portion of which was paid to us upon the delivery of our March 20, 2007 fairness opinion in respect of the Merger Agreement, a portion of which is being paid to us upon the delivery of this opinion in respect of the Amended Merger Agreement, and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. In addition, a director of the Company is a managing director of Jefferies Broadview.

Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent; provided, however, that this opinion may be included in its entirety in any document to be distributed to the holders of Common Stock in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Amended Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

Very truly yours,

JEFFERIES BROADVIEW
A DIVISION OF JEFFERIES & COMPANY. INC.

ANNEX D

UPDATE TO INFORMATION RELATING TO GARY A. JOHNSON, OTHER DIRECTORS AND EXECUTIVE OFFICERS OF VERTRUE AND TO PARENT, MERGER SUB, THE SPONSORS AND THE BRENCOURT PARTIES

The following information supplements the information provided in Annex E of the Definitive Proxy.

Vertrue Directors and Executive Officers

Joseph E. Heid, 61, has been our director since 2004 and has served as Chairman, President, and Chief Executive Officer of Esprit de Corp from 1999 to 2002. From 1997 to 1999, he served as President of Revlon International. He previously served as Senior Vice President of Sara Lee Corporation and CEO and President of Sara Lee’s Personal Products Group of North America. Mr. Heid currently serves as a director of UST Inc. He is a certified public accountant and holds a B.B.A. from St. John’s University.

OEP

OEP is a Cayman Islands exempted limited partnership organized to invest in private equity transactions. The general partner of OEP is OEP General Partner II, L.P., a Cayman Islands limited partnership, the business of which is to serve as the general partner of OEP. The general partner of OEP General Partner II, L.P. is OEP Holding Corporation, a Delaware corporation and wholly-owned indirect subsidiary of JPMorgan Chase & Co. The business of OEP Holding Corporation is to act as a holding company on behalf of JPMorgan Chase & Co. The principal executive office address of each of OEP, OEP General Partner II, L.P. and OEP Holding Corporation and each of its directors and executive officers is 320 Park Avenue, 18th Floor, New York, NY 10022 and the telephone number of each is (212) 277-1500.

Except as otherwise indicated below, each of the directors and executive officers of OEP Holding Corporation is a citizen of the United States.

The following information about OEP Holding Corporation’s director and executive officers is based, in part, upon information provided by such persons. Unless otherwise indicated below, each director and executive officer of OEP Holding Corporation set forth below has held the employment position set forth below since at least May 2002. Neither OEP nor OEP General Partner II, L.P. has any directors or executive officers.

Name	Occupation or Employment

Andrew J. Gessow	Mr. Gessow is a Managing Director of OEP Holding Corporation. Prior to joining OEP in 2007, Mr. Gessow was a Partner with Oak Hill Partners and a private investor.

During the last five years, none of OEP, OEP General Partner II, L.P., OEP Holding Corporation, or any of OEP Holding Corporation’s executive officers or directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Rho Capital Partners LLC, Rho Ventures V, L.P., Rho Ventures V Affiliates, L.L.C. and RMV V, L.L.C.

Rho Ventures V, L.P. is a Delaware limited partnership and Rho Ventures V Affiliates, L.L.C. is a Delaware limited liability company. Both of these funds were formed to invest in private equity transactions. The general partner of Rho Ventures V, L.P., and the managing member of Rho Ventures V Affiliates, L.L.C., is RMV V, L.L.C., a Delaware limited liability company formed to manage these entities. The managing member of RMV V, L.L.C. is Rho Capital Partners LLC, a Delaware limited liability company. The business of Rho Capital Partners LLC is to serve as the managing member of RMV V, L.L.C. and of certain other entities managed by Rho. The principal

D-1

executive office address of each of Rho, Rho Ventures V, Rho Ventures V Affiliates and RMV V, L.L.C. is 152 West 57th Street, 23rd Floor, New York, New York 10019 and the telephone number of each is (212) 751-6677.

The following person is one of the managing members of Rho Capital Partners LLC. Mark Leschly has held the employment position set forth below since at least May 2002. None of Rho Ventures V, L.P., Rho Ventures V Affiliates, L.L.C., RMV V, L.L.C. or Rho Capital Partners LLC have any directors or executive officers.

Principal Business
		Occupation or	Address and
Name	Citizenship	Employment	Telephone Number

Mark Leschly	Denmark	Mr. Leschly is a Managing Partner of Rho Capital Partners, Inc.	525 University Avenue Palo Alto, CA 94301 (650) 463-0300

During the last five years, none of Rho Ventures V, L.P., Rho Ventures V Affiliates, L.L.C., RMV V, L.L.C., Rho Capital Partners LLC or any of Rho Capital Partners’ managing members has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Brencourt Parties

Brencourt Credit Opportunities Master, Ltd. (“BCOM”), a Bermuda mutual fund company, is owned by Brencourt Multi-Strategy International, Ltd. (“BMSIL”), a Bermuda mutual fund company, and certain other affiliated funds. BCOM is controlled by the Board of Directors, which consists of Michael Palmer, Anthony Stocks, and Kieran Conroy. Mr. Palmer is currently the Chief Financial Officer of Brencourt Advisors and has served in this role since April 2003. Mr. Palmer joined Brencourt Advisors in 2000 as the Controller. Mr. Palmer’s principal business address is 600 Lexington Avenue, 8th Floor, New York, NY 10022 and his telephone number is (212) 313-9700. Mr. Stocks is the founder and partner of Tennyson Capital Advisors LLP and has served in this role for the past five years. The principal business address of Mr. Stocks is c/o Tennyson Capital Advisors LLP, Aspen House, 25 Dover Street, London W1S 4 LX, UK and his telephone number is (44) 020 7518 8200. Mr. Conroy is the Managing Director of Citco (Canada) Inc. and has served in this role since June 2007. The principal business address of Mr. Conroy is c/o Citco (Canada) Inc. 2 Bloor Street East, Suite 2700, Toronto, Ontario M4W 1A8, Canada and the telephone number is (416) 966-9200. From 2001 until June 2007, Mr. Conroy was Managing Director of Citco Fund Services (Dublin) Ltd. Citco Fund Services (Dublin) Ltd.’s principal business address is Custom House Plaza Block 6, International Financial Services Center, Dublin 1, Ireland. The principal business address of BCOM, its directors, and BMSIL is Washington Mall West, 2nd Floor, 7 Reid Street, Hamilton HM 11, Bermuda and the telephone number is (212) 313-9700. Brencourt Advisors, a Delaware limited liability company, is the investment manager of BCOM, BMSIL, and the other funds with ownership interests in BCOM. William L. Collins is the chief executive officer and majority owner of Brencourt Advisors, and as such, is the ultimate controlling person of the above mentioned entities. Mr. Collins has held this position since 2000. The principal business address of Brencourt Advisors and Mr. Collins is 600 Lexington Avenue, 8th Floor, New York, NY 10022 and the telephone number of each is (212) 313-9700.

Brencourt BD, LLC, a Delaware limited liability company, is owned and controlled by Brencourt Master, LLC. William L. Collins is the managing member and majority owner of Brencourt Master, LLC. The principal business address of Brencourt BD, LLC, Brencourt Master, LLC, and Mr. Collins is 600 Lexington Avenue, 8th Floor, New York, NY 10022 and the telephone number of each is (212) 313-9700.

During the last five years, none of BCOM, BMSIL, Brencourt Advisors, Brencourt BD, LLC, Brencourt Master, LLC or any of their directors, members, or affiliates has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

D-2

Instead of mailing your proxy card, you can submit your proxy by telephone OR Internet. Available 24 hours a day, 7 days a week.
VERTRUE INCORPORATED 20 GLOVER AVENUE NORWALK, CT 06850	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your proxy and for electronic delivery of information up until 11:59 P.M. Eastern Time on August 14, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your proxy up until 11:59 P.M. Eastern Time on August 14, 2007. Have your proxy card in hand when you call and then follow the instructions to vote your shares.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vertrue Incorporated, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, N.Y. 11717.
If you submit your proxy by telephone or Internet, please do not send your proxy by mail.
By submitting a proxy by telephone or Internet, you acknowledge receipt of Vertrue’s Proxy Supplement, dated July 31, 2007
YOUR VOTE IS IMPORTANT!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	VERTR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERTRUE INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

Vote On Proposals		For	Against	Abstain

1.	ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 22, 2007, BY AND AMONG VERTRUE, VELO HOLDINGS INC. AND VELO ACQUISITION INC., AS DESCRIBED IN THE PROXY STATEMENT, AS AMENDED ON JULY 18, 2007 AND AS FURTHER AMENDED FROM TIME TO TIME.	☐	☐	☐
2.	APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE AMENDED MERGER AGREEMENT.	☐	☐	☐
3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTER(S) AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF.
THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

For address changes and/or comments, please check this box and write them on the reverse where indicated.	☐
Please indicate if you plan to attend this meeting.	Yes ☐	No ☐	Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer, giving full title. If a partnership, please sign in partnership name by an authorized person, giving full title.

Signature [PLEASE SIGN WITHIN BOX]Date			Signature (Joint Owners)Date

This proxy is being solicited on behalf of the Board of Directors of Vertrue Incorporated for the Special Meeting of Stockholders to be reconvened at 9:30 a.m. on August 15, 2007

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of Vertrue to be reconvened on Wednesday, August 15, 2007 at 9:30 a.m., Eastern Time, at the Stamford Marriott Hotel & Spa, 243 Tresser Boulevard, Stamford, Connecticut, and (2) appoints Gary A. Johnson and James B. Duffy, and each of them, agents and proxies, with full power of substitution to vote all shares of the Common Stock of Vertrue that the undersigned would be entitled to vote if personally present at the meeting and at any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote “FOR” Proposal 1 (the adoption of the Agreement and Plan of Merger, dated as of March 22, 2007, as amended by the Amendment, dated as of July 18, 2007, by and among Vertrue, Velo Holdings Inc. and Velo Acquisition Inc.) and “FOR” Proposal 2 (the adjournment of the Special Meeting to solicit additional proxies).

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock of Vertrue and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given. Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Important-This Proxy must be signed and dated on the reverse side.